Exhibit 2.1

THIS SHARE SALE AND PURCHASE AGREEMENT is made on 10 November 2002

BETWEEN:

(1) PHOENIX ACQUISITION COMPANY S.ar.l (registered at the Luxembourg Trade and Companies Registry under No. 66455) whose registered office is at 398 route d'Esch, L-1471 Luxembourg (Phoenix);

(2) THE PERSONS other than Phoenix whose names and addresses are set out in Part A of Schedule 1 (the Other Investors and each an Other Investor and, together with Phoenix, the Investors);

(3) THE PERSONS whose names and addresses are set out in Part C of Schedule 1 (the Mezzanine Lenders and each a Mezzanine Lender and, together with the Investors, the BCcH Shareholders);

(4) Stichting Administratiekantoor Phoenix whose registered office is at Meerenakkerplein 27-30, 5652 BJ Eindhoven, The Netherlands (the Foundation);

(5)   VISHAY INTERTECHNOLOGY, Inc. (the Purchaser);

(6)   VISHAY EUROPE GMBH (VEG)

(7)   BCCOMPONENTS INTERNATIONAL B.V. (BCc International)

WHEREAS:

(A) BCcomponents Holdings B.V. (the Company) is a private company limited by shares, whose registered office is at Meerenakkerplein 27-30, 5652 BJ Eindhoven, The Netherlands (registered in the Dutch Trade Register No.17094574).

(B) The BCcH Shareholders are the legal and beneficial owners of the Sale Shares and the Foundation is the legal holder of the Foundation Shares. The Mezzanine Lenders are the holders of the Company Warrants and the DIPs. The Sale Shares and the Foundation Shares are all of the issued shares of the Company.

(C) The Purchaser has agreed to purchase all of the Sale Shares, the Foundation Shares, the Company Warrants and the Co-Investor Loan, the BCcH Shareholders have agreed to sell the Sale Shares, the Mezzanine Lenders have agreed to sell the Company Warrants and the Co-Investors have agreed to assign the Co-Investor Loan, in each case on and subject to the terms and subject to the conditions set out in this Agreement.

(D) The Mezzanine Lenders have agreed to assign the Mezzanine Credit Agreement and contribute the DIPS subject to the terms and subject to the conditions set out in this Agreement.

(E) The Foundation has agreed to execute the agreement on and subject to the terms of Schedule 5.


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(F)   Formal advice has been requested in respect of this Agreement (insofar as it relates to the Netherlands) from the works council representing Group employees in the Netherlands as required by the Dutch Works Council Act, and consultations with employee representatives have commenced in each other jurisdiction where there is a legal requirement to consult prior to the execution of this Agreement.

IT IS AGREED as follows:

1.    INTERPRETATION

1.1 In this Agreement, the following expressions shall have the following meanings:

      Account means the bank account number with the following details:

      Correspondent Bank:     JP Morgan AG, Frankfurt
      SWIFT Code:             CHASDEFX
      Account Name:           JP Morgan Chase Bank, London
      SWIFT Code:             CHASGB2L
      Sort Code:              60-92-42
      Account Number:         6231400604
      For further credit to:  Phoenix Acquisition Company
      Account Number:         23135503


            Adjusted Financial Debt means the sum which results from the calculation:

      b - a

a = the aggregate, expressed in euros, of the Capital Expenditure and Restructuring Costs paid by the Group Companies during the period from and including 30 September 2002 to but excluding the Cut-Off Date that are related to the activities in any of paragraphs (a) to (g) of Schedule 4, Part B or otherwise (i) fall within a capital expenditure or restructuring programme which was approved by Supervisory Board of the Company and/or by Phoenix on or before 30 September 2002 or (ii) have been consented to by the Purchaser at any time after 29 September 2002 or (iii) were permitted under the terms of Clause 4 (or would have been permitted under the terms of Clause 4 had Clause 4 been in effect at the relevant time), provided that, for the purpose of calculating the Adjusted Financial Debt, a shall not exceed the sum of 10 million euros plus (if Completion takes place after 31 December 2002) 2.8 million euros for each calendar month in the period from and including 1 January 2003 to but excluding the date of Completion (or the pro rata proportion of 2.8 million euros for any part calendar month, according to the number of days elapsed in that calendar month out of the total number in that month); from

b = the aggregate, expressed in euros and calculated as at 11.59 pm, applicable local time, on the Business Day immediately before the Cut-Off Date, of the amount of the borrowings and financial indebtedness (including, without limitation, by way of acceptance credits, discounting or similar facilities, finance leases, loan stocks, bonds, debentures, notes, debt or inventory


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

      financing or sale and lease back arrangements, overdrafts or any other arrangements the purpose of which is to raise money) owed by each of the Group Companies (as reflected in the books of the relevant Group Company and calculated without double counting) apart from contingent indebtedness or any indebtedness resulting from operating leases, including without limitation any amounts payable under the Senior Credit Agreement (including all accrued interest and all premiums, termination payments, break costs and other amounts, if any, that would be payable upon repayment of the Senior Credit Agreement if it was repaid on the Cut-Off
      Date) but excluding the Co-Investor Loan and any amounts payable under the Mezzanine Credit Agreement (including all accrued interest and all premiums, termination payments, break costs and other amounts, if any, payable upon repayment of the Mezzanine Credit Agreement) or the DIPs and, for the avoidance of doubt, excluding any amounts due to trade creditors in respect of goods or services supplied to a Group Company and any amounts due to Group Companies.

      Any amount in respect of the Shanghai Subsidiary to be included in the above calculation (other than pursuant to the Senior Credit Agreement) shall be reduced by 5%;

      Adjusted Financial Debt Statement means the statement of the Adjusted Financial Debt, prepared and agreed or determined in accordance with Schedule 3;

      Austrian Shares means the shares in the capital of BCc Austria held by BCc International;

      BCc Austria means BCcomponents Austria GmbH, a Group Company, registered with the Company Register at the High Court (Landesgericht) of Klagenfurt, Austria, under no. FN98364d;

      BCc Belgium means BCcomponents NV, a Group Company;

      BCc Germany means BCcomponents Holding GmbH, a Group Company, registered with the Commercial Register at the Lower Civil Court (Amtsgericht) of Meldorf, Germany, under no. HRB 1510;

      BCc Luxembourg means BCcomponents LUX S.ar.L.

      Business Day means a day (excluding Saturdays and Sundays) on which banks generally are open in London and New York for the transaction of normal banking business;

      Capital Expenditure means any expenditure (including any obligation in respect of the capital element of any finance lease or capital lease) for the acquisition of equipment, fixed assets, real property, intangible assets and other assets of a capital nature which would be treated as capital expenditure in accordance with Dutch GAAP;

      Claim means any claim for breach of a Warranty or any other claim which is deemed to be a Claim pursuant to this Agreement;

      Co-Investors   means  Phoenix  and  Compass  Partners   European  Equity
Investors, L.P.


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

      Co-Investor Loan means the (euro)10,000,000 subordinated loan together with all accrued and unpaid interest and other rights thereunder made on or about 4 February 2002 between the Co-Investors and the Company;

      Co-Investor Loan Payment means the greater of (i) (euro)1 and (ii) the amount (if any) by which the Threshold Amount exceeds the aggregate of the Adjusted Financial Debt, the amount of the Transaction Fees and the aggregate of the sums payable in accordance with the Sale Bonus Arrangements;

      Company Warrants means the Warrants issued by the Company and held by the Mezzanine Lenders as set out in Schedule 1, Part C;

      Compass means Compass Partners European Equity Fund (Bermuda) L.P.;

      Compass Advisory Fee means (euro)2,500,000 plus VAT payable to Compass Capital Partners Ltd;

      Compass Management Fee means (i) (euro)907,560 (plus any value added tax) in respect of advisory fees payable by the Company to Compass and (ii) all expenses (not exceeding (euro)100,000 per month) of Compass through and including the Completion Date reimbursable in accordance with the agreement between Compass, the Company and CPIL, made on 14 January 1999, and the letter from the Company to Compass Capital Partners Limited as general partner of Compass, dated 14 January 1999;

      Competition Authority means any relevant government, governmental, national, supranational, competition or antitrust body or other authority, in any jurisdiction, which is responsible for applying Competition Law in such jurisdiction;

      Competition Law means any merger control or other competition or antitrust legislation or regulation in any jurisdiction;

      Completion Date means 13 December, 2002;

      Completion means completion of the sale and purchase of the Sale Shares and, if applicable, of the Foundation Shares in accordance with Clause 6;

      Confidentiality Agreement means the agreement dated 1 July 2002 between the Purchaser, Phoenix and the Company;

      Consideration Warrants means, subject to Clause 6.13, 8,823,529 warrants of the Purchaser in the agreed form to be issued pursuant to Clause 6.1(a) and then transferred pursuant to Clause 6.7 as consideration for the Sale Shares (other than those to be sold by the Mezzanine Lenders) and for the Foundation Shares;

      Costs means all liabilities, losses, damages, costs (including legal costs) and expenses (including taxation), in each case, of any nature whatsoever;

      CPIL means Compass Partners International Limited, whose registered office is at 4 Grosvenor Place, London SW1X 7HJ;

      Cut-Off Date means 5 December, 2002;

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

      Data Room means the contents of the rooms made available to the Purchaser and its advisers in Frankfurt in relation to the Group Companies;

      Depositary Receipts means the A depositary receipts and B depositary receipts conferring beneficial rights to the Foundation Shares;

      DIPs means the issued deferred interest preference shares in the capital of BCcomponents Lux S.ar.l.;

      Dutch GAAP means the principles, policies, procedures, methods and practices of accounting generally accepted in the Netherlands;

      ERISA side letter means the side letter between the Purchaser, Compass and Phoenix Bermuda Fund LP in agreed form;

      Estimated   Co-Investor   Loan  Payment  has  the  meaning  provided  in
Clause 6.9(b)(i);

      Exchange Act means the United States Securities Exchange Act of 1934, as amended;

      Existing Local Facility Limits means the local currency limits on each respective Local Facility set out in Schedule 8;

      Foundation Rules means the terms, conditions, rules and procedures in respect of the Foundation, constituting the articles of incorporation of the Foundation, the trust conditions of the Foundation last amended by deed executed on 10 October 2000 and the terms and conditions of each of the Management Equity Plans, in each case as amended or supplemented from time to time;

      Foundation Shares means all the common D Shares in the capital of the Company legally owned by the Foundation, details of which are set out in
Schedule 1 Part B;

      Foundation Share Consideration means those of the Consideration Warrants that are to be transferred in consideration for the sale of the Foundation Shares;

      Freshfields means Freshfields Bruckhaus Deringer of 65 Fleet Street, London EC4Y 1HS;

      German Federal Cartel Office means the Federal Cartel Office of the Republic of Germany;

      German Shares means the shares in the capital of BCc Germany held by BCc International;

      Group means the Company and the Subsidiaries;

      Group Company means any one of the Company or the Subsidiaries;

      HSR  Act   means   the   United   States   Hart-Scott-Rodino   Antitrust
Improvements Act of 1976;

      Letter of Credit Guarantees means the guarantees which are listed on
Schedule 6;

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

      LIBOR shall mean the rate at which JP Morgan plc is offering to prime banks in the London Interbank Market deposits in euros for a period of one (1) month at or about 11.00 a.m. on the relevant date for such period;

      Local Facilities means those local facilities listed on Schedule 8;

      Management Equity Plans means the share based management incentive plans, in each case as set forth in the letters of invitation to participate in such plans containing the terms of such plans, and the Shareholders' Agreement;

      Material Adverse Change means, subject to the provisions of Clause 3.1(f), any event, act, omission or accident occurring at any time during the period from the date of this Agreement to but excluding the Cut-Off Date, including without limitation act of God, war, riot, civil commotion, malicious damage, breakdown of plant or machinery, fire, flood or storm, but excluding any strike, lockout or other form of industrial action, as a result of which any of the Group's facilities at Danshui, Heide, Klagenfurt or Roeselare (the Facilities) are destroyed, demolished or otherwise put out of scheduled operation;

      Merrill Lynch Fee means the fees payable to Merrill Lynch International by the Company as notified in writing to the Purchaser at any time prior to Completion;

      Mezzanine Credit Agreement means the US$105,000,000 Mezzanine Credit Agreement, dated 14 January 1999, between Phoenix as parent, the Company as borrower, certain companies as original guarantors, Chase Equity Associates (now JP Morgan Partners (BHCA), L.P.), Garmark Partners, L.P., Bain Capital V Mezzanine Fund, L.P., BCM Capital Partners, L.P., BCIP Associates II, BCIP Trust Associates II and BCIP Trust Associates II-B as original lenders, and Chase Manhattan International Limited as security agent, as amended or supplemented from time to time;

      Note Purchase Agreement means the note purchase agreement in the agreed form;

      Notes means the $105,000,000 Floating Rate Unsecured Loan Notes 2102 of the Purchaser which shall be issued by the Purchaser as directed by the Mezzanine Lenders pursuant to Clause 6.5;

      Philips means Koninklijke Philips Electronics N.V., whose registered office is at Groenewoudseweg 1 in Eindhoven 5621 BA, together with its affiliates;

      Philips Guarantee means the guarantee entered into by Philips in July 1999 in respect of certain of the debt owed by the Shanghai Subsidiary to Citibank N.A., Shanghai branch;

      Provisional Adjusted Financial Debt means:

(a) if the Draft Adjusted Financial Debt Statement is delivered to the Purchaser before the Phoenix Pre-Completion Notices (as defined in Clause 5.1), the amount of the Adjusted Financial Debt as stated in that Statement; or

(b) if the Draft Adjusted Financial Debt Statement has not been delivered to the Purchaser before the Pre-Completion Notices are served in accordance with

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

      Clause 5.1, the good faith estimate in euros of the Adjusted Financial Debt delivered to the Purchaser pursuant to Clause 5.1(b);

      Purchaser's Group means the Purchaser and any of the Purchaser's subsidiaries;

      Purchaser Warranties means the warranties given by the Purchaser and by VEG in Clause 10;

      Put and Call Agreement means the put and call agreement between the Purchaser and those persons nominated by the Mezzanine Lenders in the agreed form to be entered into pursuant to Clause 6.5(d);

      PwC means PricewaterhouseCoopers;

      Registration Rights Agreement means the registration rights agreement in the agreed form;

      Releases means the forms of release in agreed form;

      Restructuring Costs means costs related to a transaction or event that is unusual in nature or occurs infrequently including those resulting from the exit of an activity, the consolidation, cessation and/or relocation of an operation, the abandonment of operations or productive assets, provision for the termination and/or relocation of operations and employees and the settlement of obligations outside the ordinary course of business including any disentanglement costs;

      Sale Bonus Arrangements means the discretionary bonus arrangements between Compass and the executives of the Group Companies upon the disposal of the Group amounting to not more than (euro)1,000,000 in addition to the directly related employer social security cost with respect to such arrangements, details of which are contained in Exhibit 1;

      Sale Shares means the Shares held by the BCcH Shareholders and set out in
Schedule 1, Part A and Part C;

      Sale Share Consideration means those of the Consideration Warrants that are to be transferred in consideration for the sale of the Sale Shares (other than the Sale Shares held by the Mezzanine Lenders);

      Schedules means the schedules to this Agreement and Schedule shall be construed accordingly;

      Senior Credit Agreement means the (euro)214,184,262 credit agreement, dated 14 January 1999, between Phoenix as parent, BCcomponents Holdings (Netherlands) B.V. and BCc International as original borrowers, the Company and certain other companies as original guarantors, Chase Manhattan PLC and CIBC Wood Gundy PLC as arrangers, Chase Manhattan International Limited (the Agent) as agent and security agent and certain other parties thereto, as amended or supplemented from time to time;

      Senior Management means the chief executive officer of the Company and all executives of the Company that are listed on Schedule 7, each of whom earn over $100,000 per annum;

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

      Shanghai Subsidiary means BCcomponents (Shanghai) Company Limited;

      Shares means issued shares of any class in the capital of the Company;

      Shareholder means a legal holder of shares in the Company;

      Shareholders' Agreement means the agreement or agreements between the BCcH Shareholders and the Foundation relating to the ownership and control of the Sale Shares and Foundation Shares and the rights and obligations of the BCcH Shareholders and the Foundation inter se;

      Subsidiaries means the companies that are direct and indirect subsidiaries of the Company, a complete list of which is set out in Schedule 2 and ownership of which is shown in Exhibit 2;

      Third Party Shares means such share or shares in, as the case may be, BCcomponents Taiwan Ltd., BCcomponents Hong Kong Ltd., BCcomponents China Ltd., Valen Ltd., or BCcomponents India Pvt. Ltd. as are not held by the Company or one of its Subsidiaries but are instead held by third parties, whether or not on the basis of trust or nominee agreements;

      Threshold Amount means(euro)217.8 million;

      Termination Date means the later of:

              (i)    31 May 2003; or

              (ii) the date which is four (4) weeks after the service of any notice in writing by the Purchaser on Phoenix that it considers there to have been a Material Adverse Change; or

              (iii) if applicable, the date on which it is agreed, deemed to be agreed or determined in accordance with Clause 3.1(f)(ii) that the Insurance Cover covers substantially all of the losses;

      Transaction Fees means the amount of the legal, accounting and professional fees, costs and expenses incurred by or on behalf of (i) the Company, (ii) the lenders under the Senior Credit Agreement, (iii) the Mezzanine Lenders, (iv) Phoenix, (v) Phoenix Bermuda L.P. (vi) Compass or (vii) any of the other BCcH Shareholders and payable or reimbursable by the Company or any other Group Company in connection with the transactions contemplated by this Agreement (together in each case with the amount of any value added tax payable thereon by the Company or any other Group Company), including without limitation the Compass Management Fee, the Compass Advisory Fee, the Winchester Fee and the Merrill Lynch Fee, provided that the aggregate amount of such fees and value added tax (if any) payable thereon by the Company or any other Group Company shall not exceed (euro)17 million and provided also that, for purposes of the calculation of the Aggregate Estimates in Clause 5.1, for purposes of Clause 6.9 and for purposes of the definition of Co-Investor Loan Payment, any fees or costs and expenses incurred in connection with the implementation of the steps provided for in Clauses 6.3 and 6.4 and any value added tax payable by the Company thereon shall not be treated as Transaction Fees;

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

      US Newco means the corporation to be incorporated in the United States as a direct, wholly-owned subsidiary of the Purchaser as contemplated by Clause 4 ;

      Vendor Warranties means the warranties given by any or all of the BCcH Shareholders in Clause 9;

      Warrant Agreement means the agreement in respect of the Consideration Warrants in the agreed form;

      Warranty means a Vendor Warranty or a Purchaser Warranty, as the case may be; and

      Winchester Fee means (euro)2,500,000 payable to Winchester Capital Technology Partners L.L.C.

1.2   In this Agreement, unless the context otherwise requires:

(a) references to persons shall include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

(b) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(c) any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) on or prior to the date hereof and includes all instruments or orders made under such enactment on or prior to the date hereof;

(d) any reference to a document in the agreed form is to the form of the relevant document agreed between the Purchaser and the BCcH Shareholders and for the purpose of identification initialled by the Purchaser and Phoenix or on their behalf (in each case with such amendments as may be agreed by or on behalf of the parties);

(e) the terms subsidiary and holding company shall each be construed in accordance with sections 736 and 736A of the Companies Act 1985 (as amended);

(f) the term group undertaking shall be construed in accordance with the Companies Act 1985; and

(g) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

1.3 The Schedules form part of and shall be construed as one with this Agreement.

1.4   The Exhibits do not form part of this Agreement.

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

2.    SALE AND PURCHASE

Sale of the Sale Shares held by the Investors

2.1 In each case upon the terms and subject to the conditions set forth in this Agreement:

(a) each of the Investors hereby agrees to sell or procure the sale of the Sale Shares shown against its name in Schedule 1 to US Newco in consideration of the transfer by US Newco of the Sale Share Consideration; and

(b) the Co-Investors agree to assign all of their right, title and interest in the Co-Investor Loan to US Newco in consideration of the Co-Investor Loan Payment.

2.2(a) Each of the Investors shall sell the Sale Shares respectively held by it and each of the Co-Investors shall assign all its right, title and interest in the Co-Investor Loan, in each case free from any option, warrant, right of conversion, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attached to them at Completion or subsequently becoming attached to them.

(b) Each of the Investors hereby waives and undertakes not to exercise any rights which that Investor may have to restrict the transfer of Sale Shares in accordance with the terms of this Agreement (whether under the Shareholders' Agreement or otherwise, including waiving and undertaking not to exercise any rights which that BCcH Shareholder may have pursuant to any pledge over any Sale Shares or Depositary Receipts and undertaking to execute such documents as are necessary to give effect to such waiver/undertaking) and hereby confirms that it has procured the waiver of any pre-emption rights or restrictions on transfer which that BCcH Shareholder has granted to any other party.

Sale of the Foundation Shares

2.3 Upon the terms and subject to the conditions set forth in this Agreement and subject to Clause 2.4 and Schedule 5, the Foundation hereby agrees with the Purchaser to sell or procure the sale of the Foundation Shares to US Newco in consideration of the transfer by US Newco of the Foundation Share Consideration.

2.4   The provisions of Schedule 5 shall apply in relation to the following:

(a) the conditions upon which the Foundation's obligations become effective under the terms of the Agreement;

(b) the implementation of the procedures necessary to authorise the Foundation to sell and transfer the Foundation Shares;

(c) the undertakings among the parties to this Agreement regarding the Foundation; and

(d) the escrow arrangements if the Foundation Shares are not delivered to the Purchaser at Completion.

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2.5   Subject to Schedule 5, the Foundation Shares shall be sold free from any option, warrant, right of conversion, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attached to them at Completion or on such other date as the sale of the Foundation Shares is completed or subsequently becoming attached to them.

2.6 Subject to Schedule 5, the Foundation hereby waives and undertakes not to exercise any rights which it may have to restrict the transfer of the Sale Shares or the Foundation Shares in accordance with the terms of the Agreement (whether under the Shareholders Agreement or otherwise, including waiving and undertaking not to exercise any rights which the Foundation may have pursuant to any pledge over any Foundation Shares or Depository Receipts and undertaking to execute such documents as are necessary to give effect to such waiver/undertaking).

Assignment of Mezzanine Credit Agreement, transfer of the DIPS and sale of the Company Warrants and those of the Sale Shares held by the Mezzanine Lenders

2.7 In each case upon the terms and subject to the conditions set forth in this Agreement:

(a) each of the Mezzanine Lenders hereby agrees to sell or procure the sale of the Sale Shares shown against its name in Schedule 1 and the Company Warrants shown against its name in Schedule 1 to US Newco and assign all of its respective right, title and interest in the Mezzanine Credit Agreement to US Newco in consideration for the issue by the Purchaser of the Notes and the execution and delivery by the Purchaser of the Note Purchase Agreement and the Put and Call Agreement; and

(b) Each of the Mezzanine Lenders agrees to transfer the DIPs shown against its name in Schedule 1 to the Company by way of capital contribution.

2.8 (a) Each of the Mezzanine Lenders shall sell such Sale Shares and Company Warrants and transfer such DIPs and shall assign such right, title and interest in the Mezzanine Credit Agreement free from any option, warrant, right of conversion, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attached to them at Completion or subsequently becoming attached to them.

(b) Each of the Mezzanine Lenders hereby waives and undertakes not to exercise any rights which that Mezzanine Lender may have to restrict the transfer of Sale Shares, the Company Warrants or the DIPs in accordance with the terms of this Agreement (whether under the Shareholders' Agreement or otherwise, including waiving and undertaking not to exercise any rights which that Mezzanine Lender may have pursuant to any pledge over any Sale Shares, Company Warrants, DIPs or Depositary Receipts and undertaking to execute such documents as are necessary to give effect to such waiver/undertaking). Each of the Mezzanine Lenders hereby confirms that it has procured the waiver of any such pre-emption rights or restrictions on transfer which that Mezzanine Lender has granted to any other party.

Issue of the Consideration Warrants and the Notes

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

2.9 In each case upon the terms and subject to the conditions set forth in this Agreement:

(a) the Purchaser hereby agrees to procure the purchase of the Sale Shares and the Foundation Shares by US Newco and the acceptance by US Newco of the assignment of the Co-Investor Loan and to purchase the Company Warrants;

(b) the Purchaser shall issue the Notes to or as directed by Phoenix or by the Mezzanine Lenders pursuant to Clause 6.5(b) free from any option, warrant, right of conversion, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attached to them at Completion or subsequently becoming attached to them;

(c)   the Purchaser hereby agrees to execute and deliver the Put and Call
      Agreement;

(d) the Purchaser hereby agrees to deliver or cause the delivery of the Consideration Warrants to those of the parties to this Agreement as are nominated by Phoenix in such proportions as Phoenix may direct, in each case free from any option, warrant, right of conversion, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attached to them at Completion or subsequently becoming attached to them.

Sale of the German Shares and the Austrian Shares held by BCc International

2.10 Upon the terms and subject to the conditions set forth in this Agreement, BCc International hereby agrees to sell the German Shares to VEG and VEG agrees to purchase the German Shares. The transfer of the shares to VEG shall be effected in accordance with Clause 6.4. BCc International shall not be entitled to the whole or any part of a dividend or distribution made or declared by BCc Germany after Completion.

2.11 Upon the terms and subject to the conditions set forth in this Agreement, BCc International hereby agrees to sell the Austrian Shares to VEG and VEG agrees to purchase the Austrian Shares. The transfer of the Austrian Shares to VEG shall be effected in accordance with Clause 6.4. BCc International shall not be entitled to the whole or any part of a dividend or distribution made or declared by BCc Austria after Completion.

2.12 In consideration for the sale of the German Shares and the Austrian Shares VEG shall pay US$75,000,000 (converted into euros using the Spot Rate (as defined in Schedule 3) on the close of business on 11 December 2002) in cash to BCc International (the Purchase Price Germany/ Austria) in accordance with Clause 6.4(c).

Sale and Transfer of Third Party Shares

2.13 Phoenix shall use its reasonable endeavours to procure that each of the Third Party Shares held by:

(a)  Nazario Proietto;

(b)  Allan Choy;

(c)  Frank Chan;

(d)  D. F. Lin;

(e)  C. S. Yang;

(f)  Peter Lin;

(g)  Ramchandra Gajanan Deshpande,

are transferred at Completion to the Purchaser or such person as is nominated in writing by the Purchaser.

3.    CONDITIONS TO COMPLETION

3.1 The obligation of each of the Purchaser and VEG on the one hand and the BCcH Shareholders and the Foundation on the other hand to proceed with Completion shall be conditional upon the following conditions having been fulfilled or waived:

(a) confirmation in writing, in terms satisfactory to Phoenix and (subject to Clause 3.7) the Purchaser, from each of:

      (i) the German Federal Cartel Office, in so far as the proposed transaction must be notified in accordance with section 39 of the Act against Restraints on Competition, that the conditions for a prohibition in Section 36 paragraph 1 of the Act against Restraints on Competition are not fulfilled, or that the concentration has been cleared pursuant to Section 40 paragraph 2, first sentence and
            Section 40 paragraph 3, if applicable or, if no such confirmation is received, either:

            (A) the one month time limit from submission of a complete notification as laid down in Section 40 paragraph 1 of the Act against Restraints on Competition having expired without the parties having been notified by the Federal Cartel Office that it has entered into the examination of the proposed concentration; or

            (B) the four months time limit, or an extended time limit, from submission of a complete notification as laid down in Section 40 paragraph 2 of the Act against Restraints on Competition, having expired without the Federal Cartel Office having issued an order prohibiting the transaction;

      (ii) the French Minister of Economy, Finance and Industry, insofar as the proposed transaction must be notified pursuant to articles L. 430-1 to L. 430-3 of the French Commercial Code, as modified by the Act known as NRE of 15 May 2001 (the NRE Act), that he does not oppose the transaction or, if no such confirmation is received, either:

            (A) the time limits laid down in Article L. 430-5 I. or II., as applicable, of the French Commercial Code, as modified by the

                  NRE Act, having expired without the parties having been notified by the Minister of the Economy, Finance and Industry of its decision to request the Competition Council's opinion; or

            (B) the time limits laid down in Article L. 430-7 I. or II., as applicable, of the French Commercial Code, as modified by the NRE Act, having expired without the parties having been notified by the Minister of the Economy, Finance and Industry of its decision to prohibit the transaction;

      (iii) the Appellate Court of Vienna as Cartel Court, insofar as the proposed transaction must be notified in accordance with Section 42a of the Austrian Cartel Act (KartG), that:

            (A) pursuant to section 42b paragraph 1 KartG, no review proceedings have been initiated or an initiated proceeding has been terminated and the Cartel Court issues a confirmation thereof; or

            (B) pursuant to section 42b paragraph 2 no. 3 or section 42b paragraph 3 KartG, the merger is not prohibited and this decision has become final and binding; or

            (C) pursuant to section 42b paragraph 5 KartG, the review period has expired;

      (iv) all waiting periods, if any, including any extensions under the HSR Act and regulations made under the HSR Act, having expired or been terminated; and

      (v) in the event that one or more EU Member State makes a request (a Relevant Request) to the European Commission pursuant to Article 22(3) of Council Regulation (EEC) number 4064/89 as amended (the Regulation): (i) the European Commission having issued a decision pursuant to Article 6(1)(b) of the Regulation in respect of all parts of the proposed transaction which were the subject of a Relevant Request; (ii) all parts of the proposed transaction which were the subject of a Relevant Request having been deemed compatible with the common market pursuant to Articles 10(6) of the Regulation; or (iii) the European Commission having issued a decision pursuant to Article 6(1)(c) of the Regulation to initiate proceedings in respect of all parts of the proposed transaction which were the subject of a Relevant Request and subsequently having issued a decision, under Article 8(2) of the Regulation declaring all parts of the proposed transaction which were the subject of a Relevant Request compatible with the common market;

            (b) no order or judgment of any court or governmental, statutory or regulatory body having been issued or made prior to Completion which has the effect of making unlawful or otherwise prohibiting the completion of the transactions contemplated hereunder and which continues to be outstanding;

            (c) the Purchaser and VEG, on the one hand and the BCcH Shareholders and the Foundation, on the other hand, having complied in all material respects with their obligations under this Agreement prior to Completion (provided that, if any party to this Agreement fails to comply with its obligations under this Agreement prior to Completion in any material respect but the breach concerned is capable of remedy, then it shall be deemed to have complied in all material respects with its obligations under this Agreement for the purpose of this paragraph (c) if it has remedied the breach within 15 days of its occurrence);

            (d) no Group Company having taken any action or refrained from taking any action, in each case at any time during the period from and including 30 September 2002 to but excluding the Cut-Off Date, which, had the provisions of Clause 4.1 and
                  Schedule 4 comprised obligations of each Group Company during that period, would have constituted a breach by that Group Company of those provisions resulting in a loss of US$20 million or more for the Group and of which the Purchaser has served written notice on Phoenix in accordance with this Agreement before the Cut-Off Date;

            (e) as of the Cut-Off Date, the Company not having been dissolved (ontbonden) granted a (preliminary) suspension of payments ((voorlopige) surseance van betaling verleend) or declared bankrupt (failliet verklaard), and no proceeding having been commenced for its dissolution (ontbinding), liquidation (vereffening), suspension of payments (surseance van betaling) or bankruptcy (faillissement) which in any case is continuing; and

            (f) no Material Adverse Change shall have occurred and be continuing immediately before the Cut-Off Date of which the Purchaser has served written notice on Phoenix in accordance with this Agreement before the Cut-Off Date. However, such Material Adverse Change shall be deemed not to have occurred in case of the following:

                  (i) the relevant Facility has returned to scheduled operation;

                  (ii) substantially the whole of (A) the cost of the assets relating to the Facilities and (B) the loss of earnings resulting from the business disruption resulting from such Material Adverse Change (together the Losses) are covered by insurance of which any one or more Group Companies have the benefit (the Insurance Cover). In determining whether the Insurance Cover covers such Losses, the parties hereby agree to the following:

                        (A) Phoenix shall deliver to the Purchaser as soon as practicable after the occurrence of a Material Adverse Change and in any event not later than ten
                              (10) days after such event, copies of all policies, claims and other related insurance documentation relating to Insurance Cover and the relevant Facilities (the Insurance Information).

                        (B) The Purchaser shall have a period of five (5) days after the date of delivery to it of such Insurance Information, to review such Insurance Information and to present to Phoenix in writing any objections that Insurance Cover will not cover the Insured Losses.

                        (C) If no such written objections as are referred to in Clause (B) above are properly presented to Phoenix by the end of the period stated above, then the Purchaser shall be deemed to have agreed that Insurance Cover documented in the Insurance Information will cover the Losses and that there is no Material Adverse Change.

                        (D) If any such written objections as are referred to above are properly presented to Phoenix by the end of the proposed period the specific matters in dispute shall be referred for determination to Marsh Claims Consultancy Services, part of Marsh UK Ltd (the Insurance Loss Adjustor) not later than ten (10) days after the end of such period. If such Insurance Loss Adjustor shall for any reason be unable or unwilling to act then another independent firm shall be appointed to act in its place by the agreement of Phoenix and the Purchaser and, in default of such agreement, at the request of Phoenix and the Purchaser by the President of the Corporation of Professional Loss Assessors for the time being. The Insurance Loss Adjustor shall be instructed to notify the Purchaser and Phoenix of its determination regarding the Insurance Cover and the Losses within fifteen (15) days of such referral.

                        (E) In making its determination, the Insurance Loss Adjustor shall act as expert and not as arbitrator and the determination by the Insurance Loss Adjustor shall, in the absence of manifest error, be final and binding on the parties and shall be deemed to have been accepted and approved by the parties. The fees and the costs of the Insurance Loss Adjustor shall be shared as to fifty per cent. (50%) by Phoenix and as to fifty per cent. (50%) by the Purchaser.

3.2 Without prejudice to Clause 3.3, the conditions set out in Clause 3.1(a) and (b) may only be waived jointly in writing by the Purchaser and Phoenix (on behalf of the BCcH Shareholders and the Foundation). The condition set out in Clause 3.1(c) may be waived only with respect to the Purchaser's and VEG's obligations by Phoenix (on behalf of the BCcH Shareholders and the Foundation), and with respect to the BCcH Shareholders' and the Foundation's obligations by the Purchaser (on behalf of the Purchaser and VEG) at any time by notice in writing to the other parties to this Agreement. The conditions in Clauses 3.1(d), (e) and (f) may only be waived in writing by the Purchaser.

3.3 Both the Purchaser and VEG, on the one hand, and the BCcH Shareholders on the other hand, shall use their reasonable endeavours to procure the fulfilment of the conditions set out in Clauses 3.1(b), (c), (d), (e) and (f), apart from those conditions the fulfilment of which is entirely outside its respective control, as soon as practicable after the date of this Agreement.

3.4 In order to ensure that the conditions set out in Clause 3.1(a) are fulfilled, the BCcH Shareholders shall at all times cooperate with the Purchaser in providing to the Competition Authority or other persons concerned such information as may reasonably be necessary to ensure that any request for information from the relevant Competition Authority or other persons is fulfilled promptly and in any event in accordance with any relevant time limit, and that, where practicable, it shall provide copies of any proposed communication with the Competition Authority or other persons in relation to the transactions contemplated by this Agreement to the Purchaser and take due consideration of any comments that the Purchaser may have in relation to such proposed communication, prior to making the proposed communication, provided that the BCcH Shareholders shall not be required to provide the Purchaser with any confidential information or business secrets relating to the Group.

3.5 The Purchaser shall use its commercially reasonable endeavours to procure the fulfilment of the conditions set out in Clause 3.1(a) as soon as practicable after the date of this Agreement. In particular, the Purchaser shall take all steps necessary or desirable (including making filings and notifications), as soon as reasonably practicable, to procure the fulfilment of the condition set out in Clause 3.1(a). In particular, the Purchaser and VEG shall, where practicable, promptly notify Phoenix, sufficiently in advance (for the purposes referred to below in this sub-clause 3.5) of any notification, submission, response or other communication (in each case whether in writing or otherwise) (excluding communications of an administrative nature) which they propose to make or submit to any Competition Authority or other persons and at the same time provide Phoenix with copies thereof and any supporting documentation or information reasonably requested by Phoenix, provided that the Purchaser shall not be required to provide Phoenix with any confidential information or business secrets. The Purchaser undertakes to take due consideration of any comments which Phoenix may have in relation to any such notification, submission, communication or response to a request for further information prior to making the relevant notification, submission, communication or response (as the case may be). The Purchaser further agrees to keep Phoenix fully informed as to the progress of any notification made to any of the Competition Authorities or other persons referred to in Clause 3.1(a) and, where reasonably requested by Phoenix, the Purchaser shall permit Phoenix or its advisers to attend all meetings with the Competition Authority or other persons concerned (unless prohibited by the other person or authority concerned) and, where appropriate, to make oral submissions at such meetings.

3.6 The Purchaser undertakes to each of the BCcH Shareholders and the Foundation that it will not (and that it will procure that no member of the Purchaser's Group will) make any filings with any Competition Authority or other persons other than those filings to which Phoenix, on behalf of the BCcH Shareholders and the Foundation, agrees in writing or failing such agreement which the Purchaser has been advised in writing by Hasche Sigle is necessary to make in order to procure the fulfilment of the conditions set out in Clause 3.1. Before making such filing, the Purchaser agrees to notify Phoenix in writing of its intention to do so and to give Phoenix, on behalf of the BCcH Shareholders and the Foundation, a reasonable opportunity to challenge such opinion.

3.7 Without prejudice to the generality of the Purchaser's obligations under the other provisions of this Clause 3, the Purchaser shall (or shall procure that the relevant member(s) of the Purchaser's Group shall), where required to do so in order to procure the satisfaction of any of the conditions listed in Clause 3.1(a) comply with, and agrees to provide suitable undertakings to meet, all requirements of any Competition Authority or other persons from which any consent, approval or action is required or desirable in order to complete the sale and purchase of the Sale Shares and the Foundation Shares and the other transactions contemplated by this Agreement, including without limitation agreeing to hold separate or dispose of any part of the business of the Group, provided that this sub-clause 3.7 shall not require the Purchaser to take any action or give any undertaking in order to procure the satisfaction of the condition listed in Clause 3.1(a) which the Purchaser, in its reasonable discretion, determines would not be commercially reasonable for it to be required to take or give.

3.8 Without prejudice to the generality of the BCcH Shareholders' obligations under the other provisions of this Clause 3, the BCcH Shareholders shall:

(a) co-operate in good faith in order to achieve compliance with the requirements of any Competition Authority or other persons;

(b) not object to any undertakings given by the Purchaser with respect to the Company in connection with obtaining consent, approval or action of any relevant Competition Authority or other persons; and

(c) co-operate with and assist the Purchaser in any notification or filing procedure(s) by providing in good faith any necessary information and documents.

3.9 If any of the conditions set out in Clause 3.1 has not been fulfilled or waived pursuant to Clause 3.2 by 5:00pm (London time) on the Termination Date, then:

(a) none of the BCcH Shareholders, the Foundation, the Purchaser or VEG shall be bound to proceed with Completion; and

(b)   this Agreement shall automatically terminate.

and in all other respects, no party shall have any Claim hereunder of any nature whatsoever against the other party save in respect of their accrued rights and/or liabilities arising from any prior breach of this Agreement.

3.10 If any fact which makes any of the conditions set out Clause 3.1 incapable of being satisfied in accordance with the provisions of this Clause 3 (taking account of the Purchaser's, VEG's and the BCcH Shareholders' obligations under Clause 3.3) comes to the knowledge of the Purchaser or of Phoenix at any time prior to Completion then each such party shall notify the other of that fact and (unless the party is responsible for making such condition incapable of being satisfied) each party shall be entitled to terminate this Agreement by written notice to the other party (in the case of Phoenix, such termination being effected for itself and on behalf of the other BCcH Shareholders and the Foundation) and the provisions set forth in Clause 3.9 shall apply to such termination.

3.11 The Purchaser and VEG acknowledges that the BCcH Shareholders and the Foundation may be irreparably injured by a breach by the Purchaser or VEG of their obligations under the terms of Clause 3 and that the BCcH Shareholders and the

Foundation shall be entitled to claim equitable relief, including injunctive relief and specific performance, in the event of any threatened or actual breach of such terms. Such remedies shall not be deemed to be the exclusive remedies for a breach of such terms by the Purchaser or VEG, but shall be in addition to all other remedies available at law or equity.

4.    PRE-COMPLETION UNDERTAKINGS

4.1 Save with the prior written consent of the Purchaser, such consent (save with respect to paragraphs (a), (c), (d), (k) and (j) of Part A of Schedule 4, in respect of which the Purchaser may withhold its consent in its absolute discretion) not to be unreasonably withheld and which consent shall be deemed to be given if not refused within five (5) Business Days from the date of request therefore, and save with respect to the exceptions listed in Part B of Schedule 4, Phoenix shall procure (so far as it is within its power to do so) that between the date of this Agreement and Completion, each Group Company shall take such actions or refrain from taking such actions as are required pursuant to Part A of Schedule 4 of this Agreement unless expressly permitted or required to take them under the terms of this Agreement.

4.2 For the purposes of Clause 4.1, the Purchaser shall at the date of this Agreement nominate an individual who shall be responsible for giving or refusing consent if requested by Phoenix. Consent received from such person shall be sufficient consent for the purposes of Clause 4.1.

4.3 Neither the Purchaser nor VEG shall liquidate, dissolve, wind up its affairs or merge with any corporation or sell or convey all or substantially all of its assets, nor shall the Purchaser enter into any similar transaction in which the Purchaser is not a continuing public company with reporting obligations under the Exchange Act.

4.4 The Purchaser shall procure that, prior to Completion, US Newco is incorporated as a direct subsidiary of the Purchaser and that US Newco shall not carry on any business or have any assets or liabilities of any nature whatsoever before Completion, except for those transferred to or assumed by it pursuant to any transaction contemplated by this Agreement.

4.5 To the extent not previously obtained prior to the date of this Agreement, as soon as reasonably practicable after the date of this Agreement, the Purchaser shall take all such steps and deliver all such documentation to the Dutch Authority for the Financial Markets or otherwise as are in each case necessary in order for dispensation to be granted pursuant to Section 4 of the Act on the Supervision of Securities Trade 1995 in respect of the Consideration Warrants.

4.6 The Purchaser undertakes and acknowledges that from the date of entry into the Confidentiality Letter until Completion, it has not and shall not (and shall procure that its group undertakings do not):

(a) save to the extent permitted by Clause 4.9, directly or indirectly make or have any contact whatsoever with any Group Company or any officer or employee of any Group Company; or

(b) use Information provided by Phoenix, the Company or any Connected Person (as such terms are defined in the Confidentiality Agreement), persuade or seek to persuade any customer, supplier or independent contractor of any of the Group Companies to cease to do business or reduce the amount of business which such customer, supplier or independent contractor has customarily done with such Group Company.

4.7 To the extent that it has not supplied copies by the date of this Agreement, Phoenix shall forthwith provide the Purchaser with a copy of the Shareholders Agreement, the Senior Credit Agreement, the Intercreditor Deed dated January 14 1999, the agreement regulating the Co-Investor Loan and the Mezzanine Credit Agreement, copies of its monthly reports to lenders under the Senior Credit Agreement for the periods from June 2002 onwards (excluding all forward-looking information) together with copies of all supplementary or amending agreements entered into pursuant to such agreements, in particular all accession memoranda, if any, and copies of all agreements relating to the obligation of the Company or any Group Company to pay or reimburse the Compass Management Fee and the Transaction Fees. Phoenix shall also, without undue delay after the date of this Agreement, deliver to the Purchaser, copies of the documentation relating to all outstanding pledges, charges, liens and encumbrances granted pursuant to the Senior Credit Agreement or the Mezzanine Credit Agreement, as well as copies of each of the Letter of Credit Guarantees. Phoenix will, in addition, provide copies of any agreements entered into by any Group Company on or after today's date relating to the Shareholders Agreement, the Senior Credit Agreement, the Co-Investor Loan, the Mezzanine Credit Agreement or the payment of the Compass Management Fee or any of the Transaction Fees, as soon as practicable after execution thereof by the relevant Group Company.

4.8 Phoenix undertakes to procure that the Company provides the Purchaser with copies of:

(a) its monthly reports to the lenders under the Senior Credit Agreement as soon as practicable after delivery of such reports as required pursuant to the Senior Credit Agreement;

(b) from October 1, 2002, copies of all requests made for consents or approvals as required under the terms and conditions of the Senior Credit Agreement;

(c) as soon as practicable after the date of this Agreement, reasonable details of the actions that have been taken by any Group Company during the period from and including 30 September 2002 to but excluding the date of this Agreement which, had the provisions of Clause 4 of this Agreement been in effect during that period, would have required the Purchaser's consent; and

(d) as soon as practicable after the date of this Agreement, reasonable details of any items of Capital Expenditure of more than 500,000 euros paid by any Group Company during the period from and including 30 September 2002 to but excluding the date of this Agreement.

4.9 From the date of this Agreement the Purchaser, with reasonable notice to Phoenix (such notice to specify the reason for the visit) and with the prior written consent of Phoenix (such consent not to be unreasonably withheld or delayed) and subject always to the terms of the Confidentiality Agreement, shall be allowed such access as it may reasonably require to the premises (provided that the Purchaser shall comply with any reasonable restrictions required by Phoenix while visiting such premises) and to Senior Management, provided that no notice to or consent from Phoenix will be required in order for the Purchaser to communicate with the chief executive officer, the chief financial officer and the corporate development director of the Company. For the purposes of this Clause 4.9, Phoenix nominates Ken Hanna as the individual who shall be responsible for giving or refusing consent if requested under the terms of this Clause 4.9. Consent received from Mr Hanna shall be sufficient consent for the purposes of this Clause 4.9.

4.10 If Phoenix acquires actual knowledge at any time between the Cut-Off Date and Completion that any Group Company has taken any action or refrained from taking any action, in each case at any time during the period between the Cut-Off Date and Completion, which, had the provisions of Clause 4.1 and
Schedule 4 comprised obligations of each Group Company during that period, would have constituted a breach by that Group Company of those provisions resulting in a loss of US$20 million or more for the Group, it shall notify the Purchaser forthwith;

4.11 If Phoenix acquires actual knowledge at any time prior to Completion that proceedings of the kind referred to in Clause 3.1(e) or any one of the events set out in Clause 3.1(e) has occurred or is about to occur, it shall notify the Purchaser forthwith and, subject to such consents as are required under the terms of the Senior Credit Agreement and the Mezzanine Credit Agreement first having been obtained in writing, shall use its reasonable endeavours to procure that the Company enters into such loan agreements with the Purchaser (or other persons as arranged by the Purchaser) as the Purchaser may reasonably require with a view to providing the Company with the funds required to prevent the dissolution or insolvency events referred to in Clause 3.1(e) from proceeding.

5.    PREPARATION FOR COMPLETION

5.1   Phoenix shall not less than three (3) Business Days prior to Completion:

(a) notify the Purchaser of the sums which will be required to be paid under Clauses 6.8, 6.12(c) and 8.2, together with details of the persons to whom those payments are to be made and the relevant payment, currency and bank account details, reasonable detail of the calculation of all the applicable sums and a written confirmation from the Agent referred to in Clause 6.12(d) of the sums outstanding under the Senior Credit Agreement. Phoenix shall also provide the Purchaser with such other additional documentary evidence as the Purchaser may reasonably require in relation to the sums that the Purchaser is being required to fund;

(b) if Phoenix has not already delivered the Draft Adjusted Financial Debt Statement to the Purchaser pursuant to Schedule 3, deliver to the Purchaser Phoenix's good faith estimate in euros of the Adjusted Financial Debt. Phoenix shall also provide such other information and/or other evidence in relation to such amount as the Purchaser may reasonably request; and

(c) notify the Purchaser of the proportion of Consideration Warrants and Notes to be delivered to any party to this Agreement

(all such notices together, the Phoenix Pre-Completion Notices).

If the Provisional Adjusted Financial Debt exceeds the Threshold Amount, then the Purchaser shall be entitled to terminate this Agreement by notice in writing to Phoenix, unless Phoenix delivers to the Purchaser, within two Business Days of deliveries being made pursuant to paragraphs (a), (b) and (c) above, evidence in a form reasonably satisfactory to the Purchaser that the amounts payable under the Clauses 6.12(c) will be reduced by an amount at least equal to the amount by which the Provisional Adjusted Financial Debt exceeded the Threshold Amount (the original Provisional Adjusted Financial Debt as so reduced shall then become the Provisional Adjusted Financial Debt for all purposes). On delivery of notice by the Purchaser in accordance with this Clause 5, this Agreement shall terminate and neither party shall have any Claim hereunder of any nature whatsoever against the other party save in respect of their accrued rights and/or liabilities arising from any prior breach of this Agreement.

5.2 The Purchaser shall, as soon as reasonably practicable after the date of this Agreement, provide drafts of all transfer deeds, assignments, agreements, wire transfer instructions and other documentation that are not in agreed form and are reasonably necessary in order to effect the Completion in accordance with Clause 6.

5.3   The parties to this Agreement shall:

(a) execute an escrow agreement in customary form (the Escrow Agreement) to provide for the steps and document deliveries required for the steps provided for in Clause 6 to take effect in the correct order, automatically, one after the other, after the identified escrow condition has been satisfied; and

(b) execute or procure the execution before Completion of all transfer deeds, assignments, wire transfer instructions and other documentation as may be reasonably necessary (including, without limitation, all documentation listed in Clause 6) in order to effect Completion, in each case on the basis that such documentation is held on and subject to the terms of the Escrow Agreement.

(c) open and maintain all bank accounts as required under the terms of the Escrow Agreement.

5.4 Each Party shall, as soon as practicable after the date of this Agreement, grant a power of attorney in favour of CMS Hasche Sigle and/or such other counsel or notary as are agreed upon by Phoenix and the Purchaser and take such other steps as are reasonably necessary in each case in order for this Agreement to be duly notarised before a notary public in Austria and Switzerland.

5.5 Phoenix shall provide all reasonable assistance to the Purchaser and VEG for the purpose of arranging the release at Completion of all outstanding pledges, charges, liens and encumbrances granted pursuant to the Senior Credit Agreement or the Mezzanine Credit Agreement over any of the Shares.

6.    COMPLETION

The following steps (together, the Completion Steps) shall be completed at the offices of Nauta Dutilh, Weena 750, 3014, DA, Rotterdam, The Netherlands or at such other venue as may be agreed in writing between the Purchaser and Phoenix and the

Completion Steps shall occur on the Completion Date, each immediately after the previous one:

6.1 Issue of the Consideration Warrants by the Purchaser to US Newco. The Purchaser shall issue the Consideration Warrants to US Newco as a capital contribution to US Newco, in connection with which:

(a) the Purchaser shall cause the Consideration Warrants in the agreed form to be issued to US Newco;

(b) the Purchaser shall procure that such documentation as is required in respect of the contribution under applicable law is entered into; and

(c) the Purchaser and the agent for the holders of the Warrants shall execute and deliver the Warrant Agreement.

6.2 Transfer of the DIPs by the Mezzanine Lenders to the Company. The Mezzanine Lenders shall transfer the DIPS to the Company as a capital contribution.

(a) The Mezzanine Lenders shall deliver to the Company a deed of transfer and contribution agreement in order to effect the transfer of the DIPs in the register of BCc Luxembourg; and

(b) The Mezzanine Lenders shall and Phoenix shall procure that the Company shall enter into any documentation in relation to the capital contribution as is required under the law of The Netherlands, including an auditor's statement regarding the value of the DIPs and a description of the capital contribution by the board of the Company.

6.3 Transfer of BCc Belgium. Phoenix shall procure that BCc Germany shall transfer the entire issued share capital of BCc Belgium less one share (which is held already by BCc International) to BCc International in satisfaction of the
(euro)50,000,000 principal amount of debt plus accrued but unpaid interest owed by BCc Germany to BCc International, in connection with which Phoenix shall procure that BCc Germany and BCc International shall execute and deliver a power of attorney and such agreement as is necessary to register the transfer of the shares in the register of BCc Belgium and discharge the (euro)50,000,000 loan plus interest.

6.4 Transfer of BCc Germany and BCc Austria. BCc International shall transfer the German Shares and the Austrian Shares to VEG, in consideration for which VEG shall pay the Purchase Price Germany/Austria.

(a) BCc International shall duly execute and deliver powers of attorney and closing memoranda in order to (A) enable the transfer of the German Shares and the Austrian Shares to VEG by way of notarial deeds of transfer which will be passed before a civil law notary in Austria and Switzerland on or before the Completion Date (the Relevant Jurisdictions) as indicated by Phoenix and VEG and (B) enable this Agreement to be passed before a civil law notary in the Relevant Jurisdictions on or before the Completion Date as indicated by Phoenix and VEG.

(b) Each Investor, each Mezzanine Lender and the Purchaser shall duly execute and deliver powers of attorney in order to enable this Agreement to be passed before a civil law notary in the Relevant Jurisdictions on or before the Completion Date;

(c)   VEG shall (and the Purchaser shall procure that VEG shall):

      (i)   pay the Purchase Price Germany/ Austria to BCc International; and

      (ii) duly execute and deliver powers of attorney in order to (a) enable the transfer the German Shares and the Austrian Shares to VEG by way of notarial deeds of transfer which will be passed before a civil law notary in the Relevant Jurisdictions on or before the Completion Date and (b) enable this Agreement to be passed before a civil law notary in the Relevant Jurisdictions on or before the Completion Date;

6.5 Transfers by the Mezzanine Lenders, issue of the Notes and execution of the Note Purchase Agreement and the Put and Call Agreement. The Mezzanine Lenders shall assign all of their right, title and interest in the Mezzanine Credit Agreement to US Newco and transfer the Sale Shares and the Company Warrants held by them and set out in Schedule 1 beside their respective names to US Newco and shall execute and deliver the Note Purchase Agreement and the Put and Call Agreement, in consideration for which the Purchaser shall execute and deliver the Note Purchase Agreement and the Put and Call Agreement and issue the Notes to such parties to this Agreement and in such proportions as Phoenix or the Mezzanine Lenders may direct.

(a)   Each Mezzanine Lender shall:

      (i) deliver a duly executed assignment in a form reasonably acceptable to the Purchaser of their respective right, title and interest in the Mezzanine Credit Agreement;

      (ii) deliver a duly executed acknowledgement in a form reasonably acceptable to the Purchaser, that no amounts are outstanding to them under the Mezzanine Credit Agreement and an instruction to the security trustee for the Mezzanine Credit Agreement to release all pledges, charges, liens or encumbrances over the securities and assets of any Group Company held by such security trustee for the benefit of the Mezzanine Lenders;

      (iii) in respect of the Sale Shares set out in Schedule 1 beside that Mezzanine Lender's name, duly execute and deliver powers of attorney in order to enable the transfer of the Sale Shares by way of a notarial deed of transfer in agreed form, which will be passed before a civil law notary in the Netherlands on the Completion Date as indicated by Phoenix and the Purchaser; and

      (iv) in respect of the Company Warrants set out in Schedule 1 beside that Mezzanine Lender's name, duly execute and deliver an assignment agreement transferring such Company Warrants to US Newco and deliver (or cause to be delivered) to US Newco all of the certificates representing such Company Warrants;

(b) The Purchaser shall issue the Notes to such parties to this Agreement and in such proportions as Phoenix or the Mezzanine Lenders may direct.

(c) The Purchaser shall procure that US Newco shall duly execute and deliver powers of attorney in order to enable the transfer of the Sale Shares referred to in paragraph (a) above by way of a notarial deed of transfer in agreed form, which will be passed before a civil law notary in the Netherlands on the Completion Date as indicated by Phoenix

(d) Each of the Purchaser and the parties to which the Notes are to be issued shall execute and deliver the Note Purchase Agreement and each of the Purchaser and each of the parties to which the Notes are to be issued (and Phoenix Bermuda) shall execute and deliver the Put and Call Agreement.

6.6 Payment of cash to the Company. The Purchaser shall procure that US Newco transfers cash to the Company to the extent necessary to enable the obligations under Clauses 6.8 and 6.12 to be fulfilled as a loan, in connection with which the Purchaser and Phoenix shall procure that US Newco and the Company respectively shall enter into such documentation as is required in respect of the loan under applicable law.

6.7 Transfer of the Sale Shares and transfer of the Consideration Warrants. Each Investor shall transfer the Sale Shares held by them to US Newco, in consideration for which the Purchaser shall procure that US Newco transfers the Consideration Warrants to such BCcH Shareholders and in such proportions as Phoenix may direct, in connection with which:

(a) Phoenix shall procure the delivery to the Purchaser of the original shareholders register of the Company, duly written up to the Business Day immediately preceding the Completion Date;

(b)   Each Investor shall:

      (i) in respect of the Sale Shares set out in Schedule 1 beside that Investor's name, duly execute and deliver powers of attorney in order to enable the transfer of such Sale Shares by way of a notarial deed of transfer in agreed form, which will be passed before a civil law notary in the Netherlands on the Completion Date as indicated by Phoenix;

      (ii) deliver a duly executed release in a form reasonably satisfactory to the Purchaser confirming that no amounts are outstanding to it from any Group Company and it has no claims outstanding against any Group Company;

(c)   The Purchaser shall:

      (i) procure that US Newco duly executes and delivers powers of attorney in order to enable the transfer of the Sale Shares by way of a notarial deed of transfer in agreed form, which will be passed before a civil law notary in the Netherlands on the Completion Date as indicated by Phoenix; and

      (ii) cause the Consideration Warrants and the applicable Warrant assignment forms to be transferred by US Newco to Phoenix or such

            BCcH Shareholders as Phoenix may direct in the proportions directed by Phoenix and applicable Warrant assignment forms to be duly executed and delivered, provided that if the Foundation does not have the authority to transfer any or all of the Foundation Shares to the Purchaser at Completion, then the provisions of Schedule 5 shall apply in respect of the delivery of the Foundation Share Consideration or the relevant portion thereof.

      If such Consideration Warrants are transferred to Phoenix and subsequently transferred by Phoenix to Phoenix Bermuda L.P. or to another BCcH Shareholder, such subsequent transfer shall be made without the application of the transfer restrictions provided for in the terms of the Consideration Warrants.

6.8 Payment of the Transaction Fees. The Purchaser shall procure that the Company pays the Transaction Fees to Phoenix as paying agent for the Company and Phoenix shall:

(a) deliver to the Purchaser a written confirmation that Phoenix will receive such payment as the Company's paying agent and apply that sum so received without delay in paying the Transaction Fees to the persons to whom they are payable in accordance with the notice delivered pursuant to Clause 5.1(b) (save that (a) if any person entitled to such payment makes a request for payment pursuant to a banker's draft as opposed to wire transfer of funds, then payment shall be made as soon as reasonably practicable and (b) if the Company is not required to make a payment on the Completion Date, then such payment shall be made on or before the date on which such payment is due); and

(b) procure the delivery to the Purchaser of a duly executed release from CPIL in a form reasonably satisfactory to the Purchaser confirming that no amounts are outstanding to it from any Group Company and it has no claims outstanding against any Group Company.

6.9   Provisional Adjustment Payments and Co-Investor loan assignment.

(a) The Purchaser shall procure that US Newco enters, and Phoenix shall enter into, and shall procure that Compass Partners European Equity Investors LP enters into, assignments in the agreed form in relation to the benefit of the Co-Investor Loan.

(b) The Purchaser and Phoenix agree that, to the extent that the sum of (i) the Provisional Adjusted Financial Debt, (ii) the amount payable in respect of the Sale Bonus Arrangements and (iii) the Transaction Fees:

      (i) is less than the Threshold Amount, the Purchaser shall procure that the difference (the Estimated Co-Investor Loan Payment) shall be paid by US Newco to Phoenix to the Account as provisional consideration for the assignment of the Co-Investor Loan;

      (ii) is greater than the Threshold Amount, Phoenix shall pay to US Newco the amount of the difference (unless the amount of the difference exceeds the sum which is the aggregate of the Transaction Fees and the amounts payable in respect of the Sale Bonus Arrangements, in which event Phoenix shall only pay that aggregate sum) and US Newco shall pay the sum of one euro to Phoenix to the Account as provisional consideration for the assignment of the Co-Investor Loan.

      If an Estimated Co-Investor Loan Payment is made pursuant to paragraph (i) above, then Phoenix shall retain the funds so received and shall not distribute them until such time as the payments provided for under Clause 7 have been made.

6.10  [Intentionally left blank]

6.11 In addition, each of the parties to this Agreement shall procure that the following occurs at Completion:

(a) The BCcH Shareholders shall procure that a general meeting of the Shareholders of the Company is held at which the following business is transacted:

      (i) L. John Clark, Franklin J. Rudd and Ken Hanna (and any other director nominated by Phoenix) shall each resign as members of the Company's supervisory board and shall deliver letters of resignation in agreed form and the Company shall discharge each of L. John Clark, Franklin J. Rudd and Ken Hanna from any liability in respect of their capacity as members of the Company's supervisory board;

      (ii) such persons as the Purchaser may notify to the BCcH Shareholders at least three (3) Business Days prior to the anticipated date for Completion shall be appointed as directors of the Company;

      (iii) the articles of association of the Company shall be amended to increase the authorised share capital of the Company to such amount as the Purchaser shall indicate to Phoenix at least three (3) Business Days prior to the Completion Date, such amendment to come into effect immediately after Completion has taken place in its entirety.

(b)   The Investors shall deliver to the Purchaser:

      (i) executed letters of resignation in the agreed form from membership of the management boards of the Group Companies of such of the managing directors of the Group Companies as the Purchaser may request in writing no later than five (5) Business Days before the Completion Date; and

      (ii)  legal opinion in agreed form as to Phoenix;

(c) The Purchaser shall deliver to Phoenix and the Mezzanine Lenders legal opinions in agreed form or otherwise in a form reasonably satisfactory to Phoenix as to the Purchaser, VEG and US Newco.

(d) Each of the Purchaser, the BCcH Shareholders and the Foundation shall enter into the Registration Rights Agreement, the ERISA Side Letter and such other agreements as are in the agreed form, in each case to the extent they are designated as parties to them.

6.12 Payment of the Senior Debt and the Release of Pledges relating to the Senior Credit Agreement.

(a) The Purchaser shall procure that the Company lends to BCc International (or such other members of the Group as have the obligations to make the relevant payments) such sum or sums (after taking account of the payments made to BCc International pursuant to Clauses 6.4 and 6.6) as will provide such Group Companies with the aggregate cash resources to make the payments required by paragraph (c) below.

(b) The Purchaser shall be entitled to procure that BCc International pays BCc Netherlands a portion of such sums in satisfaction of all or part of the principal amount of an intercompany loan and accrued but unpaid interest owed by BCc International to BCc Netherlands.

(c) The Purchaser shall procure that BCc International and BCc Netherlands (or such other Group Companies as have the obligations to make the relevant payments) shall repay all amounts outstanding under the Senior Credit Agreement, including all accrued interest up to and including the Completion Date and all premiums, termination payments, break costs and other amounts, if any, payable upon such repayment, in each case, in accordance with the terms of the Senior Credit Agreement and as set out in the notice delivered pursuant to Clause 5.1(a) and confirmed in writing by the Agent.

(d)   The Investors shall deliver:

      (i) a duly executed acknowledgement in a form reasonably acceptable to the Purchaser from the Agent for the Senior Credit Agreement that no amounts are outstanding under the Senior Credit Agreement and irrevocable instructions from the lenders under the Senior Credit Agreement to release all pledges, charges, liens or encumbrances over the securities and assets of any Group Company held by such security trustee for the benefit of such lenders;

      (ii) a duly executed letter from the Agent for the Senior Credit Agreement to the Purchaser agreeing to release all pledges, charges, liens or encumbrances over the securities and assets of any Group Company held by the security trustee upon payment of all amounts outstanding under the Senior Credit Agreement;

The Purchaser shall either: (a) deliver all guarantees or other security interests executed by the Purchaser in favour of third parties as are necessary to procure the release of the Philips Guarantee or Letter of Credit Guarantees; or, only if the Fronting Bank (as defined in the Senior Credit Agreement) so agrees, (b) put in place letters of credit or other guarantees acceptable to that Fronting Bank as collateral for its prospective liability under the Letter of Credit Guarantees and shall deliver all guarantees or other security interests executed by the Purchaser in favour of third parties as are necessary to procure the release of the Philips Guarantee. The Purchaser shall, if (a) above applies, provide Phoenix and (in the case of the Letter of

Credit Guarantees) the Agent for the Senior Credit Agreement with all necessary documentary evidence of the release of the Philips Guarantee and each Letter of Credit Guarantee immediately following such release and, if (b) above applies, the Purchaser shall provide written confirmation from the Fronting Bank of its agreement to (b) above applying and its satisfaction with such collateral and shall provide Phoenix and the agent under the Senior Credit Agreement with all necessary documentary evidence of the release of the Philips Guarantee immediately following such release;

6.13 If any event shall have occurred from and including 23 October 2002 until the date of Completion which would be an adjustment event under the terms of
Section 4 of the Put and Call Agreement and Section 11 of the Warrant Agreement, then the agreed forms of those documents that are entered into at Completion shall be amended by replacing any references to a number of shares, or as applicable, a price per share, in order to take into account those adjustments required under the terms of the Warrant Agreement and the Put and Call Agreement, as the case may be, as if such Warrants or interests in relation to the Put and Call had been outstanding immediately prior to such adjustment event.

6.14 If in any respect material to the Purchaser or Phoenix, as the case may be, the provisions of this Clause 6 are not complied with on the Completion Date, the Purchaser (in the case of any actions required under Clause 6 to be performed by any of the BCcH Shareholders, the Foundation or Phoenix) or Phoenix (in the case of any actions required under this Clause 6 to be performed by the Purchaser, VEG or US Newco) may defer Completion until a date not later than ten
(10) days following the Completion Date. If all the provisions of this Clause 6 have not been complied with on such deferred date, Phoenix (if such non-compliance is due to the default of any one or more of the Purchaser, VEG or US Newco) or the Purchaser (if such non-compliance is due to the default of any one or more of the BCcH Shareholders, the Foundation or Phoenix) shall be entitled to terminate this Agreement without prejudice to any rights and liabilities arising from any prior breach of this Agreement.

7.    DETERMINATION OF CO-INVESTOR LOAN PAYMENT AND OTHER MATTERS

7.1 The parties shall comply with their obligations under Schedule 3 in relation to the preparation and finalisation of the Adjusted Financial Debt Statement.

7.2 Not later than two (2) Business Days following the date on which the Adjusted Financial Debt Statement prepared in accordance with Schedule 3 has been finalised:

(a) if the Adjusted Financial Debt is less than the Provisional Adjusted Financial Debt, then the Purchaser shall pay to Phoenix the amount of the difference;

(b) if the Adjusted Financial Debt is greater than the Provisional Adjusted Financial Debt, then Phoenix shall pay to the Purchaser the amount of the difference, provided that the maximum sum which Phoenix shall be obliged to pay under this paragraph (b) shall be the amount resulting from the following calculation:

(a + b) - c

where:

a = the amount of the Estimated Co-Investor Loan Payment (if any) made to the Account pursuant to Clause 6.9(b)(i);

b = the amount of the Transaction Fees plus the aggregate of the sums payable in respect of Sale Bonus Arrangements pursuant to Clause 8.2; and

c = the amount of the payment (if any) made by Phoenix pursuant to Clause 6.9(b)(ii).

8.    POST COMPLETION UNDERTAKINGS

8.1 The Purchaser undertakes to each of the BCcH Shareholders that from and after Completion it shall procure that each Group Company shall comply with the terms and conditions of employment of each employee of the Group, including those relating to salary, benefits, incentive schemes (other than share based incentive schemes) and severance benefits, including, without limitation, all salary and benefits to be paid to each of the Senior Managers, in each case to the extent disclosed in the Data Room or otherwise disclosed in writing to the Purchaser's German counsel subject to any subsequent amendments to such salary, benefits, incentive schemes or severance benefits which may be negotiated and agreed in accordance with applicable laws between the Purchaser and such employee or Senior Manager, as the case may be, or such other representative body (including, without limitation, any works council) and subject further to any amendments as may be provided under applicable law. Clause 8.1 shall not inhibit the ability of any Group Company to vary the terms of employment of any of their employees in accordance with all applicable contractual and legal requirements.

8.2 The Purchaser undertakes within ten (10) Business Days of Completion to procure that the Company pays to the relevant employees of the Group Companies any amount payable to them in accordance with the Sale Bonus Arrangements.

8.3 From and after Completion, the Purchaser agrees to provide all reasonable assistance to Phoenix, including granting reasonable access to employees of the Group and information held by the Group relating to periods prior to Completion to enable Phoenix to resolve any outstanding issues in connection with its original acquisition of shares in the Company.

8.4 The Purchaser hereby acknowledge that, after Completion, the Purchaser may take any or all of the following steps: (i) contribution by US Newco of all its assets and liabilities to the Company; (ii) filing of elections to change the classification for US tax purposes of each of the Company and its Subsidiaries to be treated as either partnerships or as entities to be disregarded as a separate entity from their owners; (iii) filing of elections under US Internal Revenue Code section 338(g) in respect of the acquisition of the Company and its Subsidiaries; and (iv) liquidation of BCc Luxembourg (together, the Post Completion Steps). Subject to the provisions of Clause 8.5, the Purchaser agrees to indemnify, defend and hold harmless the BCcH Shareholders, the Foundation and the Mezzanine Lenders and (if Phoenix so requires) each Group Company, and any of their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the Indemnitees) from and against, and shall compensate and reimburse each of the Indemnitees for, all liabilities, demands, claims, actions or causes of action, assessment, losses, damages, fines, penalties, costs and expenses (including, for the avoidance of doubt and without limitation, any liability to make or suffer an actual payment of Tax (or an amount in respect of Tax) or the loss, use or set-off of any relief from Tax), reasonable attorneys fees and expenses) (collectively, the Damages) incurred by any Indemnitees as a result of, in respect of, by reference to or in consequence of or arising out of any actions taken pursuant to Clauses 6.3 or 6.4 or any of the Post Completion Steps (all such actions and the Post Completion Steps together being referred to as the Relevant Actions) PROVIDED THAT the Purchaser's liability under this Clause 8.4 for any Damages shall be reduced or extinguished to the extent that such Damages would have arisen regardless of whether the Relevant Action had taken place). Tax includes, without limitation, (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings of any nature, including any excise, property, value added, sales, use, occupation, transfer, franchise and payroll taxes and any national insurance or social security contributions, and any payment whatsoever which the relevant person may be or become bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of them is recoverable from any other person.

8.5 The indemnity contained in Clause 8.4 shall not apply to Damages incurred by Indemnitees as a result of, in respect of, by reference to or in consequence of or arising out of the filing of elections referred to in sub-paragraphs (ii) and (iii) of the definition of Post Completion Steps contained in Clause 8.4 provided that:

(a) the Purchaser gives Phoenix not less than 14 days notice of its intention to make such election, identifying the Group Company concerned; and

(b) the Purchaser provides Phoenix with such other information regarding the election that it may reasonably require.

8.6 All sums payable by the Purchaser under Clause 8.4 shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Purchaser shall pay such additional amount as shall be required to ensure that the net amount received by the relevant Indemnitee will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

8.7 If any tax authority brings into charge to tax any sum paid to any Indemnitee under Clause 8.4 (including in circumstances where any relief is available in respect of such charge to tax), then the Purchaser shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under that Clause.

8.8 Clause 8.7 shall apply in respect of any amount deducted or withheld as contemplated by Clause 8.6 as it applies to sums paid to any such Indemnitee, save to the extent that in computing the tax chargeable any Indemnitee is able to obtain a credit for the amount deducted or withheld.

9.    VENDOR WARRANTIES

9.1 Capacity and Authority. Each Mezzanine Lender warrants severally to the Purchaser in respect of itself that as of the date of this Agreement:

(a) it has obtained all corporate authorisations required to empower it to enter into and to perform its obligations under this Agreement;

(b) this Agreement constitutes a valid and binding obligation of it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors' rights and remedies generally; and

(c) the execution and delivery of, and the performance by it of its obligations under, this Agreement will neither:

      (i) conflict with, or result in the breach of, any provision of its Memorandum or Articles of Association or other constitutional or empowering agreement (if any); nor

      (ii) violate any statute, rule, regulation, order, judgment or decree of, or undertaking to, any court or governmental body or authority by which it is bound.

9.2 Ownership of Company Warrants and DIPs. Each Mezzanine Lender warrants severally to the Purchaser in respect of itself and the Company Warrants and DIPs it owns that as of the date of this Agreement:

(a) it is the sole legal and beneficial owner of the Company Warrants set out in Schedule 1 identified against that Mezzanine Lender's name; and

(b) it is the sole legal and beneficial owner of the DIPs set out in Schedule 1 identified against that Mezzanine Lender's name; and

in each case, such Mezzanine Lender owns such Company Warrants and DIPs free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

9.3 Capacity and Authority. Each Investor warrants severally to the Purchaser in respect of itself that as of the date of this Agreement:

(a) it has obtained all corporate authorisations required to empower it to enter into and to perform its obligations under this Agreement;

(b) this Agreement constitutes a valid and binding obligation of it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors' rights and remedies generally; and

(c) the execution and delivery of, and the performance by it of its obligations under, this Agreement will neither:

      (i) conflict with, or result in the breach of, any provision of its Memorandum or Articles of Association or other constitutional or empowering agreement (if any); nor

      (ii) violate any statute, rule, regulation, order, judgment or decree of, or undertaking to, any court or governmental body or authority by which it is bound.

9.4 Ownership of the Sale Shares. Each BCcH Shareholder warrants severally to the Purchaser in respect of itself and the Sale Shares it owns that as of the date of this Agreement it is the sole legal and beneficial owner of the Sale Shares set out in Schedule 1 identified against that BCcH Shareholder's name and such BCcH Shareholder owns such Sale Shares and, with the exception of such pledges, charges, liens and encumbrances held for the benefit of the lenders under the Senior Credit Agreement and the Mezzanine Lenders, such shares are free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever.

9.5 Each Investor warrants severally to the Purchaser that as of the date of this Agreement:

(a) the information contained in Schedule 2 and Exhibit 2 (in the case of Schedule 2 and Exhibit 2, subject to any disposal of any shareholding in any Group Company that is consented to by the Purchaser) is true, complete and accurate in all material respects; and

(b) the Sale Shares and the Foundation Shares constitute all of the issued Shares in the Company and save for the Company Warrants no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any Shares or unissued shares in the Company or any Group Company under any option or other agreement (including conversion rights and rights of pre-emption) and

      (i) with the exception of such pledges, charges, liens and encumbrances held for the benefit of the lenders under the Senior Credit Agreement and the Mezzanine Lenders, there are no claims, charges, liens, equities or encumbrances on the shares of any Group Company other than the Company that would be reasonably likely to have an adverse effect on the ability of the Group Companies to exercise their rights in relation to, or to transfer, any such shares; and

      (ii) The Company has no subsidiaries apart from the Subsidiaries. Each of the Company and its Subsidiaries is a corporation duly organised and validly existing under the laws of the jurisdiction of its organisation in all material respects.

9.6 The BCcH Shareholders acknowledge that the Purchaser and VEG have entered into this Agreement in reliance upon the Vendor Warranties.

9.7 If and to the extent that there is a liability in respect of any Claim with respect to the warranties given by the Investors in Clause 9.5 in respect of which any one or more BCcH Shareholders are liable, then each such BCcH Shareholder shall only be responsible for the sum equal to the Relevant Percentage of such liability. In relation to any given BCcH Shareholder, Relevant Percentage means the percentage of the issued share capital which the shares identified against that BCcH's Shareholder's name in Schedule 1 represent of the entire issued share capital at the date of this Agreement.

9.8 Each BCcH Shareholder, each Mezzanine Lender and the Foundation shall be severally, and neither jointly nor jointly and severally, liable to perform any and all obligations expressed to be assumed by the BCcH Shareholders and/or the Mezzanine Lenders and/or the Foundation in this Agreement and the liability of each of the BCcH Shareholders, each of the Mezzanine Lenders and the Foundation under or in respect of any matter or thing referred to in this Agreement shall be several and neither joint nor joint and several.

Other Warranty Provisions

9.9 Each of the Vendor Warranties shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of this Agreement.

9.10 The Vendor Warranties, confirmations and undertakings set out in this Agreement are given on a several basis. A breach thereof by a particular BCcH Shareholder shall not itself amount to a breach of any corresponding Vendor Warranty, confirmation or undertaking given by any other BCcH Shareholder or Mezzanine Lender.

9.11 Each of the Vendor Warranties shall be deemed to include a further warranty, that it shall remain true and accurate at all times up to and including the Cut-Off Date.

9.12 None of the BCcH Shareholders shall have any liability in respect of any breach of Vendor Warranty that is capable of remedy unless the relevant BCcH Shareholder(s) are given written notice of such breach and such breach is not remedied within thirty (30) days after the date on which such notice is so served.

9.13 The Vendor Warranties are subject to any written information contained in the Data Room or otherwise supplied to the Purchaser or any of its advisers during the course of any investigation (whether authorised by any of the parties to this Agreement or not) by or on behalf of the Purchaser into the affairs of the Foundation, the Company or any member of the Group. All such information shall be deemed to be disclosed to the Purchaser. 9.14 The liability of any BCcH Shareholder for any Claim in respect of any fact, matter, event or circumstance shall be reduced or extinguished to the extent that such Claim would not have arisen but for any of the Relevant Actions (as defined in Clause 8.4), or is increased as a result of any of the Relevant Actions to an extent it would not have been increased had such Relevant Action not been taken.

10.   PURCHASER WARRANTIES

10.1 The Purchaser and VEG each warrant to each of the BCcH Shareholders, the Foundation and the Mezzanine Lenders that as of the date of this Agreement:

(a) VEG is a company duly incorporated, organised and validly existing and in good standing under the laws of Germany and the Purchaser is a company duly incorporated, organised and validly existing and in good standing under the laws of the State of Delaware;

(b) it has obtained all corporate authorisations required to empower it to enter into and to perform its obligations under this Agreement;

(c) this Agreement constitutes (or, to the extent that, in order to be valid and binding on VEG under the laws of Germany, this Agreement requires to be notarised before notaries public in any one or more jurisdictions, it will constitute for VEG after such notarisations have been duly made) a valid and binding obligation of it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganisation, moratorium and similar laws affecting creditors' rights and remedies generally, and

(d) the execution and delivery of, and the performance by it of its obligations under, this Agreement will neither:

      (i) conflict with, or result in the breach of, any provision of its Certificate of Incorporation, by-laws or other constitutional or empowering agreement (if any); nor

      (ii) violate any statute, rule, regulation, order, judgment or decree of, or undertaking to, any court or governmental body or authority by which it is bound.

(e) The authorised capital stock of the Purchaser consists of 300,000,000 shares of common stock, par value $0.10 per share (the Common Stock), 20,000,000 shares of class B convertible common stock, par value $0.10 per share (the Class B Stock) and 1,000,000 shares of preferred stock, par value $1.00 per share (the Preferred Stock). As of October 31, 2002, (i) 144,280,672 shares of Common Stock were issued and outstanding, (ii) 15,383,476 shares of Class B Stock were issued and outstanding, (iii) no shares of Preferred Stock were issued and outstanding, (iv) 15,383,476 shares of Common Stock were issuable upon conversion of outstanding shares of Class B Stock, (v) 9,717,724 shares of Common Stock were issuable upon conversion of the Purchaser's Liquid Yield Option Notes, (vi) 6,300,000 shares of Common Stock were issuable upon conversion of the 5.75% convertible notes due 2006 of the Purchaser's General Semiconductor, Inc. subsidiary and (vii) 9,133,447 shares of Common Stock were issuable upon exercise of stock options issued under the Purchaser's stock option plans.

(f) Except as disclosed in Clause 10.1(e) above or as contemplated by this Agreement, there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Purchaser is a party requiring, nor are there securities of the Purchaser outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Purchaser, or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Purchaser. Except as disclosed in the Purchaser's Proxy Statement on Schedule 14A filed with the United States Securities and Exchange Commission on April 22, 2002, or as contemplated in the Agreement, Purchaser is not a party to any voting trust or other voting agreement with respect to or agreement relating to the transfer or disposition of any of the capital stock of the Purchaser.

(g) The Purchaser has the corporate power and authority to sell, transfer, assign and deliver (or provide for the sale, transfer, assignment or delivery of) the Consideration Warrants and to issue the Notes and enter into the Put and Call Agreement.

10.2 Each of the Purchaser Warranties shall be construed as a separate Purchaser Warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Purchaser Warranty or any other terms of this Agreement.

10.3 Each of the Purchaser Warranties shall be deemed to include a further warranty, that it shall remain true and accurate at all times up to and including Completion.

10.4 The Purchaser and VEG acknowledge that each of the BCcH Shareholders and the Foundation have entered into this Agreement in reliance upon the Purchaser Warranties.

11.   ENTIRE AGREEMENT

This Agreement, the Confidentiality Agreement and the side letter entered into on the same date as this Agreement relating to the satisfaction or otherwise of the conditions set out in Clause 3.1 together set out the entire agreement and understanding between the parties in respect of its subject matter. It is agreed that:

(a) no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party or any of its Related Persons which is not expressly set out or referred to in this Agreement;

(b) a party may claim in contract for breach of warranty under this Agreement but shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by any other party or any of its Related Persons;

(c) this Clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a party or any of its Related Persons; and

(d) save as expressly set out in this Agreement, no party or Related Person shall owe any duty of care to any other party or Related Person.

Each party contracts in this Clause on its own behalf and as agent for each of its Related Persons. Each Related Person which contracts through the agency of a party may enforce this Clause direct against each other party and Related Person. Related Person means (a) a party's officers, employees, group undertakings, agents and advisers, (b) officers, employees, agents and advisers of a party's group undertakings; and (c) officers, employees and partners of any such agent or adviser or of any group undertaking of such an agent or adviser. For the avoidance of doubt, for the purpose of this Clause 11 each Group Company shall be treated as a group undertaking of Phoenix.

For the avoidance of doubt, this Clause 11 applies in respect of the estimate delivered by Phoenix pursuant to Clause 5.1(b).

12.   NO THIRD PARTY RIGHTS

Save as set forth in Clause 11, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms (including without limitation those of Clause 7.1).

13.   VARIATION

13.1 Subject to Clause 13.2, no variation of this Agreement (or of any of the documents referred to herein) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto. The parties acknowledge that in respect of variations of a non-material nature, Phoenix may sign such written variation on behalf of all the BCcH Shareholders, the Foundation and the Mezzanine Lenders. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

13.2 Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

14.   ASSIGNMENT

No party shall be entitled to assign the benefit of any provision of this Agreement without the prior written consent of all the other parties save that the Purchaser may assign the rights under this Agreement to the Purchaser or any subsidiary of the Purchaser. Any assignment in contravention of this Clause shall be void. If the benefit of the whole or any part of this Agreement is assigned by the Purchaser to any subsidiary of the Purchaser in accordance with this Clause 14 then, where any such assignee subsequently ceases to be a subsidiary of the Purchaser, the Purchaser shall procure that before it so ceases it shall assign that benefit to the Purchaser or to another subsidiary of the Purchaser.

15.   SUCCESSORS

This Agreement shall be binding on and inure for the benefit of the successors and permitted assigns of the parties.

16.   AGREEMENT TO REMAIN IN FORCE

So far as it remains to be performed, this Agreement shall continue in full force and effect notwithstanding Completion.

17.   NO RIGHT TO RESCIND

Without prejudice to any rights of termination contained in this Agreement, the sole remedy against any of the BCcH Shareholders, the Foundation and/or Mezzanine Lenders for any breach of this Agreement shall be an action for damages and the Purchaser shall not be entitled to rescind this Agreement. Nothing in this Agreement shall exclude any remedy for fraudulent misrepresentation by any BCcH Shareholder, the Foundation or Mezzanine Lender save that, in the case of fraudulent misrepresentation by any of the foregoing, the Purchaser will not be entitled to rescind this Agreement with respect to any other BCcH Shareholder, the Foundation or Mezzanine Lender.

18.   INTEREST

If payment of any sum due under the terms of this Agreement shall be delayed, the payer shall pay interest on such sum, from the date on which such sum is due until the date of payment, at a rate equal to two and a half cent. (2.5%) above LIBOR such interest to accrue on a daily basis with six monthly rests.

19.   ANNOUNCEMENTS

19.1 Subject to Clause 19.2, prior to Completion, except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law or the rules of any stock exchange, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. Upon the signing of this Agreement and on Completion, the parties will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

19.2 Each of the BCcH Shareholders and the Foundation may make confidential communications to their respective general and limited partners or other investors or prospective investors.

20.   COSTS

20.1 Subject to Clauses 6.8, 8.2, 8.4 and 20.2, and any other Clause of this Agreement entitling one party to recover Costs from another party if particular conditions are not fulfilled, each of the parties shall pay its own Costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

20.2 The Purchaser shall bear all stamp or other documentary or transaction duties and any other transfer taxes arising as a result or in consequence of any of the transfers which take place at Completion or otherwise pursuant to this Agreement or of its implementation.

21.   INVALIDITY

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement, provided that no party's rights under the Agreement, taken as a whole, are materially adversely effected thereby. The parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

22.   COUNTERPARTS

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

23.   PURCHASER GUARANTEE

23.1 In consideration of the BCcH Shareholders, the Foundation and the Mezzanine Lenders entering into this Agreement, the Purchaser unconditionally and irrevocably guarantees as a continuing obligation the proper and punctual performance by VEG of all its obligations under or pursuant to this Agreement and any other documents of transfer or otherwise or obligations entered or to be entered into according to the terms of this Agreement.

23.2 The Purchaser's liability under this Agreement shall not be discharged or impaired by:

(a) any amendment to or variation of this Agreement, or any waiver of or departure from its terms, or any assignment of it or any part of it, or any document entered into under this Agreement;

(b) any release of, or granting of time or other indulgence to any of the BCcH Shareholders, the Foundation and the Mezzanine Lenders or any third party, or the existence or validity of any other security taken by any of the BCcH Shareholders, the Foundation and the Mezzanine Lenders in relation to this Agreement or any enforcement of or failure to enforce or the release of any such security; or

(c) any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity or loss of corporate identity by, any of the BCcH Shareholders or the Foundation (or any act taken by any of the BCcH Shareholders, the Foundation or the Mezzanine Lenders in relation to any such event).

24.   AUTHORITY

24.1 Each of the BCcH Shareholders and the Foundation hereby appoint Phoenix as their agent for:

(a) the receipt of any Consideration Warrants or any other consideration or amounts deliverable or payable to them under this Agreement by the Purchaser and payment or issue to Phoenix of such consideration or money will be sufficient discharge of the corresponding obligation and the Purchaser shall not be obliged to consider the existence or suitability of any agreement among the Mezzanine Lenders, the BCcH Shareholders and the Foundation, or any of them;

(b) the delivery to the Purchaser of directions as to the proportion each BCcH Shareholder or the Foundation is to receive of Consideration Warrants and Notes and the Purchaser shall be entitled to rely on any such direction without any enquiry of the BCcH Shareholder.

25.   WAIVER

25.1 Any delay by any party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies or preclude its exercise at any subsequent time and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

25.2 The rights and remedies of any party under this Agreement are cumulative and may be exercised as often as such party considers it appropriate and are not exclusive of any rights or remedies provided by law.

26.   FURTHER ASSURANCE

26.1 Each of the BCcH Shareholders, the Foundation and the Mezzanine Lenders shall do or procure to be done all such further acts and things, and execute and deliver (or procure the execution and delivery of) all such other documents, as the Purchaser may from time to time reasonably require, whether on or after Completion, for the purpose of giving to the Purchaser the full benefit of all of the provisions of this Agreement.

26.2 The Purchaser shall do or procure to be done all such further acts and things, and execute and deliver (or procure the execution and delivery of) all such other documents, as Phoenix may from time to time reasonably require or request on behalf of the BCcH Shareholders, the Foundation or Mezzanine Lenders, whether on or after Completion, for the purpose of giving to any of the foregoing the full benefit of all of the provisions of this Agreement.

27.   NOTICES

27.1 Any notice or other communication to be given under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by fax, prepaid recorded delivery or registered post to the address and for the attention of the relevant party set out in Clause 27.2 (or as otherwise notified from time to time hereunder). Any notice so served by fax or post shall be deemed to have been received:

(a)   in the case of fax, twelve (12) hours after the time of transmission;

(b)   in the case of prepaid recorded delivery or registered post, forty eight
      (48) hours from the date of posting in the case of inland delivery and four (4) Business Days in the case of international delivery.

27.2  The addresses and fax numbers of the parties for the purpose of Clause
27.1 are as follows:

Phoenix:               398 route d'Esch,
                       L-1471
                       Luxembourg

For the attention of:  Marc Feider

Fax:                   00352 4444 55222

With a copy to:        Compass Partners International Limited
                       4 Grosvenor Place
                       London  SW1X 7HJ
                       United Kingdom

For the attention of:  Franklin J. Rudd

Fax:                   +44 207 761 2020

BCcH Shareholders: The address, fax number and to the attention of the person set out beside each name in
                       Schedule 1.

Purchaser:             Vishay Intertechnology Inc.
                       63 Lincoln Highway
                       Malvern
                       Pennsylvania 19355-2120

For the attention of:  A. Eden

Fax:                   001 610 8892161

27.3 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded delivery or registered post letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

27.4 For the purposes of notices given under or pursuant to Clauses 5.1 and 6.11:

(a) such notices may, in addition to the methods contemplated by Clause 27.1 above, be given by email to the email addresses of the relevant party set out in Clause 27.5 below. Any notice so served by email shall be deemed to have been received upon receipt by the sender of an automated delivery receipt in respect of that email; and

(b) notwithstanding the provisions of Clause 27.1 above, such notices shall, if given by fax, be deemed to have been received at the time of transmission, except where it is indicated by the equipment used to transmit the fax that transmission has failed;

provided that any such notice shall, if transmitted by fax or email, only be treated as having been served on a given day if served prior to 5pm UK time on that day (and, if served later than that time, shall be deemed served on the next following day).

27.5 The email addresses of the parties for the purposes of Clause 27.4 are as follows:

Phoenix:                daviddiamond@cpil.co.uk
                        -----------------------

with a copy to:         david.crook@freshfields.com
                        ---------------------------


Vishay:                 avieden@aol.com and avieden@vishay.com
                        --------------------------------------

With a copy to:         david.kinch@edwincoe.com; and
                        -----------------------------

                        adienstag@kramerlevin.com
                        -------------------------

28.   GOVERNING LAW AND JURISDICTION

28.1 This Agreement and the relationship between the parties shall be governed by and construed in accordance with the laws of England.

28.2 Each of the parties agrees that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement.

28.3 Phoenix shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Agreement. Such agent shall be Freshfields (for the attention of David Winfield and David Crook) and any claim form, judgment or other notice of legal process shall be sufficiently served on Phoenix if delivered to such agent at its address for the time being. Phoenix undertakes not to revoke the authority of the above agent and if, for any reason, the Purchaser requests that Phoenix do so, it shall promptly appoint another such agent with an address in England and advise the Purchaser thereof. If following such a request Phoenix fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of Phoenix.

28.4 Each of the BCcH Shareholders shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Agreement. Such agent shall be Freshfields (for the attention of David Winfield and David Crook) and any claim form, judgment or other notice of legal process shall be sufficiently served on each of the BCcH Shareholders if delivered to such agent at its address for the time being. The BCcH Shareholders undertake not to revoke the authority of the above agent and if, for any reason, the Purchaser requests any of the BCcH Shareholders to do so, it shall promptly appoint another such agent with an address in England and advise the Purchaser thereof. If following such a request the relevant BCcH Shareholder fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of that BCcH Shareholder.

28.5 The Purchaser and VEG shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with the Agreement. Such agent shall be Edwin Coe, Solicitors, of 2 Stone Buildings, Lincoln's Inn, London WC2A 3TH and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser and/or VEG if delivered to such agent at its address for the time being. The Purchaser and VEG undertake not to revoke the authority of the above agent and if, for any reason, Phoenix requests the Purchaser or VEG to do so, they shall promptly appoint another such agent with an address in England and advise Phoenix thereof. If following such a request the Purchaser or Purchaser fails to appoint another agent, Phoenix shall be entitled to appoint one on behalf of the Purchaser and/or VEG.

AS WITNESS this Agreement has been signed on behalf of the parties the day and year first before written.

                                   Schedule 1


                     BCcH Shareholders and MEZZANINE LENDERS

                                     Part A
                   Investors and their holdings of Sale Shares


     Name                        Address                  Sale Shares

Phoenix Acquisition              398 route d'Esch,        7,099,703 A Shares
Company S.A.R.L                  L-1471: Luxembourg
                                 Fax 00352444455222

Compass Partners                 6 Front Street           1 B Share
European Equity Fund             Hamilton HM11
(Bermuda), L.P.                  Bermuda
                                 Fax: 0014412996563

Compass Partners                 6 Front Street           30,112 A Shares
European Equity                  Hamilton HM11
Investors, L.P.                  Bermuda
                                 Fax: 0014412996563

Compass Partners 1999            6 Front Street           24,311 A Shares
Fund, L.P.                       Hamilton HM11
                                 Bermuda
                                 Fax: 0014412996563

European Private Equity          Wilmington, 1209         516,426 A Shares
Investors LLC                    Orange Street
                                 NEW CASTLE COUNTY
                                 Delaware 19801, USA


                                     Part B
                                Foundation Shares

Stichting Administratiekantoor   Meerenakkerplein 27-30   150,304 D Shares
Phoenix                          5652 BJ Eindhoven
                                 The Netherlands


                                     Part C
 Mezzanine Lenders and their holdings of Sale Shares, Company Warrants and DIPs


                                             Sale      DIPS     Company
Name              Address                    Shares             Warrants

Sankaty High      111 Huntingdon             65,853    1        0.765632%
Yield Asset       Avenue,                    A shares           Warrants
Partners L.P.     Boston, MA 02199, USA                         on A Shares

BCM Capital       111 Huntington Avenue      44,594    1        0.518476%
Partners L.P.     Boston, MA 02199, USA      A shares           Warrants
                                                                on A shares

BCIP Associates   111 Huntington Avenue      251 A     1        0.002911%
II                Boston, MA 02199, USA      shares             Warrants
                                                                on A shares

BCIP Trust        111 Huntington Avenue      1,211 A   1        0.014090%
Associates II     Boston, MA 02199, USA      shares             Warrants
                                                                on A shares

JP Morgan         1221, Avenue of the        283,321   1        5.040284%
Partners (BHCA),  Americas, 39th floor       A shares           Warrants
L.P.              NEW YORK                                      on A shares
                  NY 10020-1000 USA

formerly named
Chase Equity
Associates, L.P.

GarMark Partners  One Landmark Square        277,275   1        2.417785%
L.P.              6th Floor,                 A shares           Warrants
                  Stamford, CT 06901                            on A shares

BCIP Trust        111 Huntington Avenue      21 A      1        0.000246%
Associates II-B   Boston, MA 02199, USA      shares             Warrants
                                                                on A shares

Bain Capital V    111 Huntington Avenue      61,366    1        0.713466%
Mezzanine Fund    Boston, MA 02199, USA      A shares           Warrants
L.P.                                                            on A shares

                                   Schedule 2

                        Corporate Details of the Company

1.  Name:                     BCcomponents Holdings B.V.

2.  Date of Incorporation:    21 August 1996

3.  Place of Incorporation:   The Netherlands

4.  Class of Company:         Private limited liability company

5.  Registered Number:        Dutch Trade Register No.17094574

6.  Registered Office:        Meerenakkerplein 27-30, 5652 BJ
                              Eindhoven, The Netherlands

7.  Directors:                Supervisory Board:
                              Luther Johnson Clark
                              Kenneth George Hanna
                              Franklin John Rudd

                              Statutory Board:
                              Nazario Proietto
                              James Douglas Belt
                              Marc Frans Johan Sevenans

8.  Authorised Capital:       Euro 150,000-- divided into:
                              14,842,696 A shares of 0.01Euro each;
                                      1,000 B shares of 0.01Euro each;
                                      6,000 C shares of 0.01Euro each;
                                    150,304 D shares of 0.01Euro each;

9.   Issued Capital:          8,404,444 A shares
                                        1 B share
                                        0 C shares
                                  150,304 D shares

10.  Registered Shareholders: Phoenix
                              The Investors
                              Foundation

11.  Accounting Reference
     Date:                    31 December

12.  Auditors:                Deloitte and Touche

13.  Tax Residence:           The Netherlands

                              List of Subsidiaries

Subsidiary                            Country               % of issued capital
----------                            -------               -------------------

BCcomponents Holdings (Netherlands)   Netherlands                  100%
B.V.
BCcomponents B.V.                     Netherlands                  100%
BCcomponents International B.V.       Netherlands                  100%
BCcomponents Austria GmbH             Austria                      100%
BCcomponents Lux S.a.r.l              Luxembourg                   100%
BCcomponents Holding GmbH             Germany                      100%
BCcomponents Beyschlag GmbH           Germany                      100%
BCcomponents Vertriebs GmbH           Germany                      100%
BC Components, Inc.                   USA                          100%
Capfoil, LLC                          USA                           49%
BCcomponents SAS                      France                       100%
BCcomponents Estate NV                Belgium                      100%
BCcomponents NV                       Belgium                      100%
BCcomponents UK Ltd                   United Kingdom               100%
Valen Ltd                             Hong Kong                    100%
BCcomponents (Shanghai) Company Ltd   China                         95%
BC Components South Europe SRL        Italy                        100%
BCcomponents India Pvt. Ltd           India                        100%
BCcomponents Hong Kong Ltd            Hong Kong                    100%
BCcomponents China Ltd                Hong Kong                    100%
BCcomponents Singapore Pte. Ltd       Singapore                    100%
BCcomponents Trading (Shanghai) Co.   China                        100%
Ltd
BCcomponents (Taiwan) Ltd             Taiwan                       100%

                                   Schedule 3

                preparation of Adjusted Financial Debt Statement

                                     Part A

1.    INTERPRETATION

1.1 In this Schedule 3, the following expressions shall have the following meanings:

Accounts means the audited consolidated accounts of the Company and the Subsidiaries, prepared in accordance with Dutch GAAP, for the accounting period ended December 31 2001, comprising a balance sheet, profit and loss account, notes and auditors' report;

      Adjusted Financial Debt Statement has the meaning given in Part B of this
Schedule 3;

      Independent Firm means KPMG of The Netherlands or such other Dutch independent firm as is appointed pursuant to Part B of this Schedule;

      Phoenix's Accountants means either or both of PwC and Deloitte & Touche, as directed by Phoenix;

      Purchaser's Accountants means Ernst & Young;

      Review Period has the meaning given Part B in this Schedule 3; and

      Spot Rate means the spot rate of exchange (closing mid point) on the relevant date, as quoted in the London edition of the Financial Times first published thereafter or, where no such rate of exchange is published in respect of that date, at the rate quoted by Citibank N.A. as at the close of business in London on that date.

1.2 For the purposes of calculating the Adjusted Financial Debt, any amounts which are to be included in the calculation and which are expressed in a currency other than euros shall be converted into euros using the Spot Rate on the close of business on the Completion Date.

                                     Part B

2.    PREPARATION AND FINALISATION OF THE ADJUSTED FINANCIAL DEBT

2.1 Phoenix (on behalf of the BCcH Shareholders and the Foundation) shall deliver to the Purchaser as soon as practicable after the Cut-Off Date and in any event no later than ten (10) Business Days after the Cut-Off Date, a draft Adjusted Financial Debt Statement in relation to the Company in the form set out in Exhibit 3 (the Draft Adjusted Financial Debt Statement).

2.2 The Purchaser shall have until the date which is thirty (30) days after the date of delivery of the Draft Adjusted Financial Debt Statement (the Review Period), in conjunction with the Purchaser's Accountants, to review the Draft Adjusted Financial

Debt Statement and to present to Phoenix in writing any objections (stating in reasonable detail, including specific amounts, the matters in dispute) it may have to the Draft Adjusted Financial Debt Statement and the Adjusted Financial Debt set forth therein. The only grounds upon which the Purchaser shall be entitled to object to any Adjusted Financial Debt Statement or Adjusted Financial Debt are arithmetical errors in the computation of such amounts or that it has not been prepared in accordance with the provisions of Part C of this Schedule. Any such objections must be accompanied by a recalculation of each amount in the Draft Adjusted Financial Debt Statement to which such objections relate.

2.3 For the purposes of enabling Phoenix and Phoenix's Accountants to prepare the Draft Adjusted Financial Debt Statement, the Purchaser shall and shall procure that the Group shall, following Completion, give Phoenix and Phoenix's Accountants reasonable access at all reasonable times (until the Adjusted Financial Debt Statement has been agreed or finally determined) to all employees, books and records, and all computer files relating to the business of the Company and the Group and generally shall provide Phoenix and Phoenix's Accountants with such other information and assistance as Phoenix and Phoenix's Accountants may reasonably request, provided that Phoenix and Phoenix's Accountants shall not be entitled to any such access and information which goes beyond that which is reasonably necessary to determine whether the Draft Adjusted Financial Debt Statement has been prepared in accordance with the provisions of Part C of this Schedule. If the Draft Adjusted Financial Debt Statement is delivered before Completion, for the purposes of enabling the Purchaser and the Purchaser's Accountants to commence the review contemplated by paragraph 2.2 above, Phoenix shall and shall procure that the Group shall, before Completion, give the Purchaser and the Purchaser's Accountants reasonable access at all reasonable times to all employees, books and records, and all computer files relating to the business of the Company and the Group and generally shall provide the Purchaser and the Purchaser's Accountants with such other information and assistance as the Purchaser and the Purchaser's Accountants may reasonably request, provided that the Purchaser and the Purchaser's Accountants shall not be entitled to any such access and information which goes beyond that which is reasonably necessary to determine whether the Draft Adjusted Financial Debt Statement has been prepared in accordance with the provisions of Part C of this Schedule.

2.4 If no such written objections as are referred to in paragraph 2.2 are properly presented to Phoenix by the end of the Review Period, then the Draft Adjusted Financial Debt Statement and the Adjusted Financial Debt set forth therein shall, as between the BCcH Shareholders and the Foundation and the Purchaser, be deemed to have been accepted and approved by the BCcH Shareholders and the Foundation and the Purchaser and the Draft Adjusted Financial Debt Statement shall be final and binding on all of the parties to this Agreement and shall constitute the Adjusted Financial Debt Statement for the purposes of this Agreement.

2.5 If any such written objections as are referred to in paragraph 2.2 are properly presented to Phoenix by the end of the Review Period then Phoenix (on behalf of the BCcH Shareholders and the Foundation) and the Purchaser shall attempt to resolve the objections in good faith negotiations. To facilitate Phoenix's review of any such objections, the Purchaser shall provide Phoenix and Phoenix's Accountants with such information and explanations as Phoenix and Phoenix's Accountants may reasonably require for the purpose of the review. If Phoenix and the Purchaser resolve all matters in dispute in relation to the Draft Adjusted Financial Debt Statement, then such Draft

Adjusted Financial Debt Statement (as adjusted to reflect the matters so resolved) shall, as between the BCcH Shareholders and the Foundation and the Purchaser, be deemed to have been accepted and approved by the BCcH Shareholders and the Foundation and the Purchaser and such Draft Adjusted Financial Debt Statement (as adjusted to reflect the matters so resolved) and the Adjusted Financial Debt set forth therein shall be final and binding on all of the parties to this Agreement and shall constitute the Adjusted Financial Debt Statement and Adjusted Financial Debt respectively for the purposes of this Agreement.

2.6 If there are any such objections which have not been resolved in good faith negotiations within a period of fifteen (15) days after the end of the Review Period, then the specific matters in dispute shall be referred for determination to the Independent Firm not later than ten (10) days after the end of such period. The Independent Firm shall be instructed to notify the Purchaser and Phoenix of its determination within fifteen (15) days of such referral.

2.7 If the Independent Firm shall for any reason be unable or unwilling to act or shall then maintain, or have at any time in the preceding five year period maintained, any material business relationship (whether as auditor or otherwise) with any member of any party's group, another independent firm of chartered accountants shall be appointed to act in its place, by agreement of Phoenix and the Purchaser and, in default of such agreement, at the request of either Phoenix or the Purchaser, by the President of the Institute of Chartered Accountants in England and Wales for the time being.

2.8 In making its determination, the Independent Firm shall act as expert and not as arbitrator and the determination by the Independent Firm and the Draft Adjusted Financial Debt Statement, as adjusted to reflect the Independent Firm's determination, shall, in the absence of manifest error, be final and binding on the parties and shall be deemed to have been accepted and approved by the parties. The fees and the costs of the Independent Firm shall be shared as to fifty per cent. (50%) by the BCcH Shareholders and the Foundation (as between themselves, in proportion to their respective allocations) and as to fifty per cent. (50%) by the Purchaser, unless otherwise directed by the Independent Firm (which shall have the authority to make such direction if it deems it equitable).

2.9 The Purchaser shall and shall procure that the Company and each member of the Group shall, give the Independent Firm reasonable access at all reasonable times to all books and records, and all computer files relating to the business of the Group, in their respective possession or control and generally shall provide the Independent Firm with such other information and assistance as the Independent Firm may reasonably request.

                                     Part C

3.    BASIS OF PREPARATION OF THE ADJUSTED FINANCIAL DEBT

3.1   The Adjusted Financial Debt Statement shall:

(a)   be based on the books and records of the Group;

(b)   include a statement of the Adjusted Financial Debt;

(c) subject to paragraph 3.2 and the consistent application of the defined terms of Adjusted Financial Debt, be prepared on the same basis and in accordance with the same principles, policies, procedures, methods and practices of accounting as were applied for the purposes of the Accounts and on the basis that the application of principles, policies, procedures, methods and practices of accounting will be consistent with such exercise as applied in relation to the Accounts, provided that there shall be no requirement to perpetuate a material error in preparing the Accounts;

(d) subject to sub-paragraphs (b) and (c) and paragraph 3.2, be prepared in accordance with Dutch GAAP.

Sub-paragraphs (c) and (d) of paragraph 3.1 are intended to be applied as a hierarchy, with paragraph (c) being applied first and with paragraph (d) being applied only where ambiguity remains following application of the previous paragraph.

3.2 The Adjusted Financial Debt Statement shall be prepared on the basis that it relates to the Group as a going concern and exclude any effects of the change of control or ownership of it contemplated by this Agreement or any other effect of this Agreement.

                                   Schedule 4

                       Part A: Precompletion Undertakings

All capitalised terms in this Schedule 4 which are not defined in this Agreement are as defined in the Senior Credit Agreement:

(a) Maintenance of Legal Validity and Legal Status; Conduct of Business. Each Group Company shall do all such things as are reasonably necessary to maintain its existence as a legal person. In addition, each Group Company shall ensure that it has the right and is duly qualified to conduct its business as it is conducted from time to time in all applicable jurisdictions and does all things reasonably necessary to obtain, preserve and keep in full force and effect all material rights including, without limitation, all franchises, contracts, licences, consents and other material rights which are necessary for the conduct of its business;

(b) Claims and Discharges. Except with respect to Capfoil LLC or which in the aggregate equals (euro)500,000, no Group Company shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

(c) Disposals. No Group Company shall sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of its revenues or its assets or its business or undertakings other than in the ordinary course of business and consistent with past practice;

(d) Mergers. No Group Company shall merge or consolidate with any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

(e)   Acquisitions. No Group Company shall:

      (i) purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein) in, or incorporate, any other company or in any other way change the organisational structure of the Group as provided in Exhibit 2 or agree to do any of the foregoing; or

      (ii) purchase or otherwise acquire any assets (other than in the ordinary course of business) or acquire any business or interest therein or agree to do so; or

      (iii) form, or enter into, any partnership, consortium, joint venture or other like arrangement or agree to do so;

(f) Joint Ventures. No Group Company shall enter into or acquire or subscribe (or agree to enter into or acquire or subscribe) for any shares, stocks, securities or other interest in or transfer of any assets to or lend to or guarantee or give security for the obligations of any joint ventures;

(g) No Changes to the Management Equity Plans, Annual Incentive Plans or Bonus Plans. No Group Company shall

      (i) pay or make any accrual or arrangement for payment pursuant to the Management Equity Plan or any annual incentive or bonus plan except to the extent that any Group Company is unconditionally obligated to do so on the date of this Agreement;

      (ii) except in the ordinary course of business, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any such plan, or any agreement or arrangement relating thereto, except to the extent the Group Company is unconditionally obligated to so on the date of this Agreement; or

      (iii) amend in any material respect such plans, or any agreement or arrangement in relation thereto;

(h) No Changes to the Terms and Conditions of Employment of the Senior Managers. No Group Company shall enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of the executive officers of the Group Companies or make any change in its existing borrowing or lending arrangements for or on behalf of any such person pursuant to an employee benefit plan or otherwise;

(i) Limitations on Capital Expenditure. No Group Company shall enter into any contract or commitment (or make a bid or offer which may lead to a contract or commitment) having a value or involving expenditure per item or project in excess of (euro)500,000 or which may result in any material change in the nature or scope of the operations of the Group;

(j) Dividends and Distributions. No Group Company, except for distributions made between Group Companies, shall pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution (whether in cash or in kind) or make any distribution of assets or other payment whatsoever in respect of share capital whether directly or indirectly;

(k) Share Capital. No Group Company shall issue or redeem or repurchase, purchase, defease or retire any shares or grant any person the right (whether conditional or unconditional) to call for the issue or allotment of any share of any Group Company (including an option or right of pre-emption or conversion) or any other equity investments, howsoever called, or alter any rights attaching to its issued shares (including ordinary and preference shares);

(l) Facility Limits no Group Company shall increase the facility limit in force in respect of any particular Local Facility to a level which is more than 10% above the relevant Existing Local Facility Limit;

(m) Insurance. Each Group Company shall effect and maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for prudent companies carrying on a business such as that carried on by such member of the Group (including, but not limited to, loss of earnings, business interruption, directors and officers liability cover);

(n) Environmental Matters. Each Group Company shall comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, breach of which (or failure to obtain, maintain or take which) could reasonably be expected to have a Material Adverse Effect;

(o) Consents and Approvals. Each Group Company shall comply with all applicable laws, rules, regulations and orders and obtain and maintain all governmental and regulatory consents, licences, authorisations and approvals the failure to comply with which or the failure to obtain and maintain which could be reasonably be expected to have a Material Adverse Effect;

(p)   Tax

      (i) save to the extent not prohibited by the Senior Credit Agreement, each Group Company shall duly and punctually pay and discharge (a) all taxes, assessments and governmental charges imposed upon it or its assets within the time period allowed therefor; and (b) all lawful claims which, if unpaid, would by law become encumbrances upon its assets which are not Permitted Encumbrances;

      (ii) save to the extent not prohibited by the Senior Credit Agreement, no Group Company shall change its place of residence for tax purposes;

(q) Preservation of Assets. Except in such cases which would not have a Material Adverse Effect on such Group Company, each Group Company shall maintain and preserve all of its assets that are necessary in the conduct of its business as conducted at the date hereof in good working order and condition, ordinary wear and tear excepted;

(r) Pensions. Each Group Company shall ensure that all pension schemes are administered and funded in accordance with applicable law;

(s) Intellectual Property. Each Group Company shall do all acts as are reasonably practicable to maintain, protect and safeguard the Intellectual Property necessary for the business of the relevant Group Company and not terminate or discontinue the use of any such Intellectual Property save that licensing arrangements in relation to such Intellectual Property may be entered into between Group Companies provided that (i) such licensing arrangements do not allow any further sub-licensing by the licensee and
      (ii) such licensing arrangements would not have a material adverse effect on the value of any of the Intellectual Property the subject matter of such licensing arrangements;

(t) Negative Pledge. Except for Permitted Encumbrances, no Group Company shall create or permit to subsist any encumbrance over all or any of its present or future revenues or assets other than a Permitted Encumbrance or create any restriction or prohibition on encumbrances over all or any of its present or future revenues or assets;

(u) Loans and Guarantees. Except as required under the Senior Credit Agreement, no Group Company shall make any loans, grant any credit or other financial accommodation or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person except:

(i) trade credit or indemnities or guarantees granted in the ordinary course of trading and upon terms usual for such trade;

      (ii)  Permitted Transactions; and

      (iii) in relation to the Subordinated Guarantee or the Subordinated Loan;

      (v) Financial Indebtedness. No Group Company shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than, in either case, Permitted Financial Indebtedness;

(w) Amendments. Other than as provided in the Senior Credit Agreement, no Group Company shall amend, vary, novate, supplement or terminate any of the Acquisition Documents, the Mezzanine Credit Agreement, the Subordinated Guarantee, the Subordinated Loan, the DIPs or such Group Company's constitutional documents;

(x) Change of Business. Except as provided under the Senior Credit Agreement, no Group Company shall make any material changes to the general nature of the business of the Group as carried on at the date hereof, or carry on any other business which results in any material change to the nature of such business;

(y) Fees and Commissions. Other than as provided in the Senior Credit Agreement, no Group Company shall pay any fees or commissions to any person other than any fees payable on arm's length terms to third parties who have rendered service or advice to such Group Company required by such Group Company in the proper course of management of the Group's business;

(z) Treasury Transactions. No Group Company shall enter into any Treasury Transaction which is not a Permitted Treasury Transaction;

(aa) Subordinated Debt and Closing Intra-Group Loans. No Group Company shall, unless permitted under the Senior Credit Agreement or the Intercreditor Deed, pay, prepay or repay or defease, exchange, redeem or repurchase any amount under (a) the Mezzanine Credit Agreement, (b) any Intra-Group Loan subordinated under the Intercreditor Deed, (c) the DIPs or (d) the Subordinated Loan; and

(bb) Hedging. No Group Company shall enter into any hedging arrangement except as provided for under the Senior Credit Agreement.

                       Part B: Exceptions from Clause 4.1

1. Payment to CPIL or Compass or any of their respective affiliates by the Company or any other relevant member of the Group of any sums in respect of any advisory fees or expenses which fall due at any time during the relevant period which shall be no greater than an aggregate cap of
      (euro)100,000 monthly.

2. The Company incurring or agreeing to incur, or making arrangements for the reimbursement of Transaction Fees.

3. Actions relating to the compliance/repayment and cancellation of the existing Management Equity Plans or the inclusion of additional members of management to such plans, including any Sale Bonus Arrangements.

4.    Activities relating to the implementation of the following initiatives:

(a) actions and payments relating to closure of the site in Roermond and continuation of the production movement of Roermond products to the Loni, India site;

(b)   actions relating to the Capfoil, LLC settlement;

(c)   actions relating to the sale of the assets or shares of BC Components
      Inc.;

(d) actions and payments relating to the closure of the Roeselare Potmeter site;

(e)   the potential disposal of certain excess land in Zwolle;

(f) the proposed disposal of certain assets situated in Taiwan by BCcomponents (Taiwan) Ltd; and

(g) actions or payments related to early retirement schemes in Belgium and Germany.

                                   Schedule 5

                                 THE FOUNDATION

1. CONDITION TO THE FOUNDATION'S OBLIGATIONS BECOMING EFFECTIVE UNDER THE AGREEMENT

Save for paragraph 2.1 below, the provisions of this Agreement shall take effect with respect to the Foundation but only in relation to those Foundation Shares represented by Depositary Receipts that have been transferred to and cancelled by the Foundation and only at the point when they have been so transferred and cancelled, and subject also to the satisfaction of all conditions required to be satisfied under the Foundation Rules and applicable law in order for the provisions of this Agreement so to take effect.

2.    FOUNDATION UNDERTAKINGS

2.1 Procedure in relation to Depositary Receipts. Unless all of the holders of Depositary Receipts provide irrevocable powers of attorney in favour of a named officer of the Foundation (or such other person as the Foundation shall nominate) to execute private deeds pursuant to which their Depositary Receipts will be transferred to the Foundation (in which event any and all other actions on the part of the Foundation as described below in this paragraph 2.1 shall not be required), the Foundation hereby agrees to take such steps as it is entitled to take under the terms of the Foundation Rules (including without limitation:

(a) convening a meeting of the holders of the Depositary Receipts, for the purpose of approving the transfer of the Depositary Receipts by the respective holders to the Foundation and the transfer by the Foundation of the Foundation Shares to the Purchaser;

(b) the submission to the holders of the Depositary Receipts of relevant forms of proxy; and

(c) initiating such Court proceedings in The Netherlands as the Board of the Foundation reasonably considers necessary),

to procure that the Depositary Receipts are all transferred to the Foundation, in each case through the execution of a private deed. The Foundation acknowledges and agrees that, to enable the Foundation to transfer the Foundation Shares to the Purchaser at or after Completion:

      (i) each such private deed shall stipulate that any rights attached to any Depositary Receipt are cancelled as a result of any such transfer and that, as a result of the transfers of all the Depositary Receipts to the Foundation, the Foundation will hold the Foundation Shares and there will be no outstanding Depositary Receipts;

      (ii) each such private deed will also stipulate that the Foundation Share Consideration will be allotted, issued or otherwise transferred by the Purchaser to, and held in the name of, Phoenix, which will then hold that Foundation Shares Consideration on the basis provided for in paragraph 2.3 below on behalf of all the persons that have transferred Depositary Receipts to the Foundation; and

(iii) the Foundation will transfer the Foundation Shares directly to the Purchaser, instead of transferring them to the holders of the A Shares in the capital of the Company for onward transfer to the Purchaser;

The Foundation further undertakes that in accordance with paragraph 2.2 below it will:

(d) transfer at Completion to the Purchaser Foundation Shares pro rata to the Depository Receipts that have then been transferred to and cancelled by the Foundation, with the number of Foundation Shares so transferred being rounded down to the nearest whole share; and

(e) thereafter upon the transfer to and cancellation by the Foundation of all the remaining Depository Receipts, transfer the remaining Foundation Shares to the Purchaser.

2.2   Delivery and Escrow  Arrangements  for Foundation  Share  Consideration.
If:

(a) the Foundation has the authority to transfer all the Foundation Shares to the Purchaser at Completion, then the Foundation Share Consideration shall be delivered by the Purchaser to Phoenix in accordance with Clause 6 of this Agreement, at the same time as the Sale Shares are transferred to the Purchaser, and be held by Phoenix on the basis provided for in paragraph
      2.3 below; whereas

(b) if the Foundation has the authority to transfer only part of the Foundation Shares to the Purchaser at Completion:

      (i) the Foundation Share Consideration shall be delivered pro rata to the Foundation Shares transferred to the Purchaser in accordance with Clause 6 of this Agreement, at the same time as the Sale Shares are transferred to the Purchaser and shall be held by Phoenix on the basis provided for in paragraph 2.3 below; and

      (ii) the Purchaser shall deposit the remaining Foundation Share Consideration in an escrow account set up jointly by Phoenix and the Purchaser and such Foundation Share Consideration shall not be released until the completion of the transfer of the outstanding Foundation Shares has taken place, at which point Phoenix and the Purchaser shall issue a joint instruction for such Foundation Share Consideration to be released from that escrow account and delivered to Phoenix, from which point onwards Phoenix shall hold the Foundation Share Consideration on the basis provided for in paragraph 2.3 below; and

(c) if the Foundation does not have authority to transfer any of the Foundation Shares to the Purchaser at Completion, then the Purchaser shall deposit the

      Foundation Share Consideration in an escrow account set up jointly by Phoenix and the Purchaser and such Foundation Share Consideration shall not be released until the completion of the transfer of the Foundation Shares to the Purchaser has taken place, at which point Phoenix and the Purchaser shall issue a joint instruction for such Foundation Share Consideration to be released from that escrow account and delivered to Phoenix, from which point onwards Phoenix shall hold the Foundation Share Consideration on the basis provided for in the paragraph 2.3 below.

2.3 Powers of Phoenix. The Foundation hereby gives irrevocable authority to Phoenix, as its attorney:

(a) to receive and to hold the Foundation Share Consideration in the name of Phoenix;

(b) to negotiate and agree on behalf of the Foundation the terms on which the Foundation Share Consideration is to be allocated as between the Foundation (for itself and on behalf of the holders of the Depositary Receipts) on the one hand and any one or more other parties to this Agreement on the other hand;

(c) to determine in its sole and absolute discretion whether and when to realise the Foundation Share Consideration, and the terms of such realisation, subject to accounting to the persons other than the Mezzanine Lenders that have transferred Depositary Receipts to the Foundation in accordance with this Schedule 5, either directly or through the Foundation, for the net cash proceeds of such realisation (such cash to be distributed to and amongst those persons on a pro rata basis based upon the percentage and classification of the Depositary Receipts respectively so transferred by those persons);

(d) to execute on behalf of the Foundation any and all deeds, documents or agreements and to take any and all such other actions and to do any and all such things on behalf of the Foundation as may be necessary, desirable or conducive to give effect to the foregoing and to exercise in its absolute discretion any rights pursuant to any such deed, document or agreement, and everything with the power of substitution and with indemnity for Phoenix for all activities it performs pursuant to the above power of attorney.

The Foundation also acknowledges and agrees that Phoenix and any Transferee (as defined below) shall be entitled to transfer some or all of the Foundation Share Consideration to Phoenix Bermuda L.P. or any group undertaking of, or entity established by, Phoenix, Phoenix Bermuda L.P. or any of the Other Investors other than European Private Equity Investors L.L.C. (any such transferee being a Transferee). The Foundation undertakes to Phoenix that, if such a transfer takes place, then the Foundation shall grant an irrevocable power of attorney to the Transferee concerned in the same terms as this paragraph 2.3 on receipt of notice in writing from Phoenix requiring such grant to be made.

2.4 Delivery of an Opinion on the Delivery of the Foundation Shares. At the Completion of the transfer by the Foundation of the Foundation Shares to the Purchaser, the Purchaser shall receive an opinion as to the Foundation in the agreed form.

3.    PURCHASER UNDERTAKINGS WITH RESPECT TO THE FOUNDATION

3.1 The Purchaser hereby agrees that the Foundation Consideration in respect of the Foundation Shares shall be allotted, issued or otherwise transferred by the Purchaser to, and held in the name of, Phoenix on the basis provided for in paragraph 2.3 above.

3.2 The Purchaser hereby agrees that, if for any reason any of the Depositary Receipts are transferred to the Purchaser, the Purchaser shall immediately transfer all such Depositary Receipts to the Foundation for cancellation, shall waive all right, title and interest that the Purchaser may have with respect to such Depositary Receipts and shall execute and deliver all documents to the Foundation necessary to effect such waiver, including, without limitation, a private deed.

4.    OTHER PARTIES' UNDERTAKINGS WITH RESPECT TO THE FOUNDATION

4.1 Each party to this Agreement which holds Depositary Receipts at the date of this Agreement hereby agrees with respect to the Depositary Receipts it holds:

(a) to provide before or at Completion an irrevocable power of attorney in favour of a named officer of the Foundation (or such other person as the Foundation shall nominate) to execute private deeds pursuant to which its Depository Receipts will be transferred to the Foundation; and, if applicable

(b) to vote affirmatively for (upon the convening of a meeting of the holders of the Depositary Receipts to consider such proposal), or to provide an appropriate proxy in favour of, the transfer of the Depositary Receipts to the Foundation on the basis described in paragraph 2 and (ii) to transfer to the Foundation all such Depositary Receipts for cancellation, waive all right, title and interest that such Party Shareholder may have with respect to such Depositary Receipts and execute and deliver all documents to the Foundation necessary to effect such waiver, including, without limitation, a private deed.

4.2 Each Mezzanine Lender undertakes to Phoenix that, if any payment is made to it by or on behalf of the Foundation which is attributable or relates to the Foundation Share Consideration and/or that Mezzanine Lender's holding of Depositary Receipts, it will promptly account to Phoenix for the whole of the sum so received in order for Phoenix to distribute it, either directly or through the Foundation, to the other persons who have transferred Depositary Receipts in accordance with this Schedule 5.

                                   Schedule 6

                         (Letters of Credit Guarantees)

SBLCs outstanding under the Senior Credit Agreement

   Currency     Amount    Final Expiry Date    Beneficiary       Fronting Bank

                                                              J.P. Morgan Chase
                                         Bank of America      Bank, London

   USD         17,000,000     31-Dec-02 NT&SA, Taipei         Branch
                                                              J.P. Morgan Chase
                                         Bank of America      Bank, London

   USD          7,000,000     31-Dec-02BT&SA, Taipei          Branch
                                                              J.P. Morgan Chase
                                         Bank of America      Bank, London

   USD            550,000     18-Jul-03 N.A., Singapore       Branch
                                                              J.P. Morgan Chase
                                         Bank of America      Bank, London

   USD            330,000     17-Apr-03 N.A., Hong Kong       Branch
                                        Citibank, N.A.,       J.P. Morgan Chase
                                                              Bank, London

                                        Citibank, N.A.,       Bank, London
   USD          8,505,000     13-Jul-03 Shanghai              Branch
                                                              J.P. Morgan Chase

                                        J.P. Morgan Chase     Bank, London
   EUR          1,000,000     25-Apr-03 Bank, London Branch   Branch

                                        The Workers Council   J.P. Morgan
                                        of BCcomponents BV    Bank, London
   EUR          1,950,000     28-Feb-03 Roermond Location     Branch
   reduced to   1,500,000     per 01-Nov-02
   reduced to     600,000     per 01-Dec-02
   reduced to     160,000     per 01-Jan-03

                                   Schedule 7


                               (Senior Management)

Managers earning over (euro)100,000 per annum whose Contracts of Employment have been disclosed:

Nazario Proietto             Chief Executive Officer
James Belt                   Chief Financial Officer
Johan Vandoorn               VP Global Operations
Cees de Wit                  VP EMEA
Allan Choy                   VP Asia Pacific
Nigel Blakeway               VP Americas
Daan Warners                 Chief Human Resources Officer
Marc Libert                  VP Capacitors
Peter Belien                 VP Resistors
Marc Sevenans                Chief Corporate Development Officer
Rob Pimontel                 Director Global Marketing and Sales Services
Wilfred Renders              Site Manager and Controller Belgium
Johan de Baets               HR Manager (Belgium)
Maurizio Passi               Director Financial  Analysis and Planning (Group)
Giuseppe Corti               Sales Director Europe South
Lyle Fette                   Sales and application Engineer USA
Walter Bonomo                Regional Product Manager USA
Siegfried Stuefter           Site Manager Klagenfurt
Chao Min Leong               Senior Product Manager China
SH Wang                      Plant Manager Danshui (China)
George Fan                   Plant Manager Shanghai
Marcus Chan                  Controller Asia Region
Uwe Mette                    Site Manager and Controller Germany (Beyschlag)
Thomas Amrein                Chief IT Officer (Group)
Christine Beck               Treasury Manager (Group)
Eric Chung                   Regional Sales Director A/P (China)
Stephen George               Industry marketing Director (Germany)
Joachim Aschenbremer         F&A manager sales (Germany)
Joachim Ahrendt              Area Sales Director (Germany)
Mark Boshart                 Director of Operations (America)
John Sauer                   Business Development Manager (America)
Danny Knight                 Information Technology  Manager (America)
David Campbell               Distribution Manager (America)
Robert Gourdeau              VP Sales North America
Wayne Knott                  CFO North America

                                  SCHEDULE 8

                         EXISTING LOCAL FACILITY LIMITS

Facility                                       Currency      Amount
-----------------------------------------------------------------------

Treasury Overdraft...........................    EUR         1,000,000
Austria Overdraft............................    EUR      1,453,456.68
Belgium Uncommitted..........................    EUR      1,253,066.22
China ST Cash................................    USD        10,800,000
China ST Cash................................    RMB         6,000,000
Hong Kong ST Tax-loan........................    HKD           778,000
Hong Kong ST Multi-purpose...................    USD           300,000
India Term Loan..............................    INR        78,000,000
India Term Loan..............................    INR        80,000,000
India ST Cash ...............................    INR        90,000,000
India ST Cash ...............................    INR        70,000,000
India L/Cs...................................    INR        10,000,000
India Bank Guarantees........................    INR         5,000,000
India L/Cs...................................    INR        30,000,000
India Bank Guarantees........................    INR        10,000,000
Singapore ST Multi-purpose...................    USD           500,000
Taiwan ST Multi -purpose.....................    TWD    795,724,003.89

SIGNED                                 )
for and on behalf of                   )
PHOENIX ACQUISITION COMPANY            )
S.a.r.l                                )
                                       )


SIGNED                                 )
for and on behalf of                   )
COMPASS PARTNERS EUROPEAN              )
EQUITY FUND (BERMUDA) L.P.             )
                                       )


SIGNED                                 )
for and on behalf of                   )
COMPASS PARTNERS EUROPEAN              )
EQUITY INVESTORS L.P                   )


SIGNED                                 )
for and on behalf of                   )
COMPASS PARTNERS 1999 FUND L.P.        )
                                       )


SIGNED                                 )
for and on behalf of                   )
EUROPEAN PRIVATE EQUITY                )
INVESTORS LLC                          )



SIGNED                                 )
for and on behalf of                   )
SANKATY HIGH YIELD ASSET               )
PARTNERS L.P.                          )



SIGNED                                 )
for and on behalf of                   )
BCM CAPITAL PARTNERS L.P.              )
                                       )



SIGNED                                 )
for and on behalf of                   )
BCIP ASSOCIATES II                     )
                                       )

SIGNED                                 )
for and on behalf of                   )
BCIP TRUST ASSOCIATES II               )
                                       )



SIGNED                                 )
for and on behalf of                   )
JP MORGAN PARTNERS (BHCA), L.P.        )
                                       )



SIGNED                                 )
for and on behalf of                   )
GARMARK PARTNERS L.P.                  )
                                       )



SIGNED                                 )
for and on behalf of                   )
BCIP TRUST ASSOCIATES II-B             )
                                       )



SIGNED                                 )
for and on behalf of                   )
BAIN CAPITAL V MEZZANINE               )
FUND L.P.                              )


SIGNED                                 )
for and on behalf of                   )
Stichting Administratiekantoor         )
Phoenix                                )
                                       )


SIGNED                                 )
for and on behalf of                   )
VISHAY INTERTECHNOLOGY INC.            )
                                       )


SIGNED                                 )
for and on behalf of                   )
VISHAY EUROPE GMBH                     )

SIGNED                                 )
for and on behalf of                   )
BCCOMPONENTS INTERNATIONAL             )
 B.V.                                  )

                                   EXHIBIT 1

                             SALE BONUS ARRANGEMENTS

o A discretionary payment authorised by Phoenix Acquisition Company S.ar.l provided that the executive has performed in a professional manner throughout the sale process

o     In particular, this discretionary award is dependent on:

      -     Maintaining confidentiality

      -     Maintaining morale/performance of the Group

      -     Timely response to information requests

      - Generally, "supporting the transaction" (for the benefit of the buyer and the seller)

      - Running the business "in the normal course" during the sale and any regulatory process

o The award for the CEO will be based on the recommendation of Phoenix Acquisition Company S.a.r.l

o The award for nominated executives will be based on the recommendation of Naz Proietto and Ken Hanna

o The award will total (euro)1million in aggregate plus applicable directly related employer social security cost and will be paid subject to tax in the ordinary course.

   ---------------------------------------------------------------------
                     Name                      Sale Bonus (excluding
                                             directly related employer
                                               social security cost)
   ---------------------------------------------------------------------
   Naz Proietto, CEO                             (euro)250,000
   ---------------------------------------------------------------------
   Peter Belien, VP Resistors                          50,000
   ---------------------------------------------------------------------
   Jim Belt, CFO                                      150,000
   ---------------------------------------------------------------------
   Nigel Blakeway, VP Americas                         70,000
   ---------------------------------------------------------------------
   Allan Choy, VP Asia Pacific                         70,000
   ---------------------------------------------------------------------
   Cees de Wit, VP EMEA                                70,000
   ---------------------------------------------------------------------
   Marc Libert, VP Capacitors                          70,000
   ---------------------------------------------------------------------
   Rob Pimontel, Corporate Marketing                   25,000
   ---------------------------------------------------------------------
   Marc Sevenans, VP Corporate Development             70,000
   ---------------------------------------------------------------------
   Johan Vandoorn, VP Operations                       70,000
   ---------------------------------------------------------------------
   Daan Warners, VP Human Resources                    30,000
   ---------------------------------------------------------------------
   Maurizio Passi, Financial Planning                  50,000
   Manager
   ---------------------------------------------------------------------
   Christine Beck, Treasurer                           25,000
   ---------------------------------------------------------------------

                                   EXHIBIT 2




                              GROUP STRUCTURE CHART




                                   [OMITTED]

                                   EXHIBIT 3

                 Form of Draft Adjusted Financial Debt Statement

Threshold Amount                                      [         ]    A
Adjusted Financial Debt:
      Senior Term A...............................    [         ]
      Senior Term B...............................    [         ]
      Senior Term C...............................    [         ]
      Senior Revolving Advances...................    [         ]
      Treasury Overdraft..........................    [         ]
      Austrian Overdraft..........................    [         ]
      Belgian Uncommitted.........................    [         ]
      India Local Debt............................    [         ]
      Taiwan Local Debt...........................    [         ]
      China Local Debt............................    [         ]
      Singapore Local Debt........................    [         ]
      Hong Kong Local Debt........................    [         ]
      Senior and Local Debt Accrued Interest......    [         ]
      Breakage Costs..............................    [         ]
      Capital Expenditure.........................    ([        ])
      Restructuring Costs.........................    ([        ])
Adjusted Financial Debt:..........................    [         ]    B

Transaction Fees:
      Compass Advisory Fee........................
      Merrill Lynch Fee...........................
      Winchester Fee..............................
      Compass Management Fee......................
      Sale Bonus Arrangement......................
      Other Advisers
Total Transaction Fees............................    [         ]    C
Sale Bonus Arrangements...........................    [         ]    D
Co-Investor Loan Payment..........................    A - B - C - D

                                10 November 2002






                       PHOENIX ACQUISITION COMPANY S.a.r.l


                               THE OTHER INVESTORS


                                 THE FOUNDATION


                              THE MEZZANINE LENDERS


                          VISHAY INTERTECHNOLOGY, INC.


                               VISHAY EUROPE GMBH


                                       AND


                         BCCOMPONENTS INTERNATIONAL B.V.


       ==================================================================

                        SHARE SALE AND PURCHASE AGREEMENT
                      relating to the sale and purchase of
                           the issued share capital of
                           BCcomponents Holdings B.V.
                  (as amended by an amendment agreement dated 4
                                 December 2002)

       ==================================================================




                         FRESHFIELDS BRUCKHAUS DERINGER

                                    CONTENTS


CLAUSE                                                           PAGE

1. Interpretation..................................................2

2. Sale and Purchase..............................................10

3. Conditions to Completion.......................................13

4. Pre-Completion Undertakings....................................19

5. Preparation for Completion.....................................21

6. completion.....................................................22

7. Determination of Co-investor Loan Payment and
   other matters..................................................29

8. Post Completion Undertakings...................................30

9. Vendor Warranties..............................................32

10. Purchaser Warranties..........................................34

11. Entire Agreement..............................................36

12. No Third Party Rights.........................................37

13. Variation.....................................................37

14. Assignment....................................................37

15. Successors....................................................37

16. Agreement to Remain in Force..................................37

17. No Right to Rescind...........................................38

18. Interest......................................................38

19. Announcements.................................................38

20. Costs.........................................................38

21. Invalidity....................................................38

22. Counterparts..................................................39

23. Purchaser Guarantee...........................................39

24. Authority.....................................................39

25. Waiver........................................................40

26. Further Assurance.............................................40

27. Notices.......................................................40

28. Governing Law and Jurisdiction................................42

Schedule 1 BCcH Shareholders and MEZZANINE
LENDERS...........................................................44

   PART A INVESTORS AND THEIR HOLDINGS OF SALE SHARES.............44

European Private Equity Investors LLC.............................44

   PART B FOUNDATION SHARES.......................................44

   PART C MEZZANINE LENDERS AND THEIR HOLDINGS OF SALE SHARES,
      COMPANY WARRANTS AND DIPS...................................44

BCIP Associates II................................................45

BCIP Trust Associates II..........................................45

JP Morgan Partners (BHCA), L.P....................................45

BCIP Trust Associates II-B........................................45

Schedule 2 Corporate Details of the Company.......................46

Schedule 3 preparation of Adjusted Financial Debt Statement.......48

   PART A.........................................................48
      1.    Interpretation........................................48

   PART B.........................................................48
      2.    Preparation and Finalisation of the Adjusted
            Financial Debt........................................48

   PART C.........................................................50
      3.    Basis of Preparation of the Adjusted Financial
            Debt..................................................50

Schedule 4........................................................52

   PART A : PRECOMPLETION UNDERTAKINGS............................52

   PART B : EXCEPTIONS FROM CLAUSE 4.1............................56

Schedule 5 the Foundation.........................................57

1.    Condition to the Foundation's obligations becoming
      effective under the Agreement...............................57

2.    Foundation Undertakings.....................................57

3.    Purchaser Undertakings with Respect to the Foundation.......60

4.    Other Parties' undertakings with respect to the
      Foundation..................................................60

Schedule 6 (Letters of Credit Guarantees).........................61

Schedule 7 (Senior Management)....................................62

Schedule 8 existing local facility limits.........................63

Exhibit 1 Sale bonus arrangements.................................67

Exhibit 2  group structure chart..................................68

Exhibit 3.........................................................69